                                                                     EXHIBIT 2.1

                           STOCK PURCHASE AGREEMENT
                           -------------------------


     STOCK PURCHASE AGREEMENT, dated as of April 2, 1996 ("Agreement"), by and between Tribo Petroleum Corporation, a Texas corporation (the "Purchaser"), or its wholly owned subsidiary as permitted by Section 7.5 hereof (the "Permitted Sub") and Reunion Resources Company, a Delaware corporation (the "Shareholder").

                                 W I T N E S E T H:
                                 ------------------

     WHEREAS, the Shareholder is the owner of 1,000 shares of the common stock par value $1 per share (the "Shares"), of Reunion Energy Company, a Delaware corporation ("REC"), which represent all of the outstanding shares of capital stock of all classes of REC; and

     WHEREAS, the Purchaser desires to purchase the Shares from the Shareholder, and the Shareholder desires to sell the Shares to the Purchaser, upon the terms and conditions set forth herein; and

     WHEREAS, REC is a corporation duly organized and validly existing under the laws of the State of Delaware, with its principal executive offices at 2801 Post Oak Boulevard, Suite 400, Houston, Texas 77056; and

     WHEREAS, the Shareholder is a corporation duly organized and validly existing under the laws of the State of Delaware, with its principal executive offices at One Stamford Landing, 62 Southfield Ave., Stamford, Connecticut 06902: and

     WHEREAS, the Purchaser is a corporation duly organized and validly existing under the laws of the State of Texas, with its principal executive offices at 1100 Louisiana, Suite 2880, Houston, Texas 77002; and

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements, and subject to the terms and conditions, herein contained, the parties hereto hereby agree as follows:

                                 Article I
                                 ---------

                          Purchase and Sale of Shares

     1.1 Sale and Purchase. Subject to the terms and conditions of this Agreement, the Shareholder hereby agrees to sell to the Purchaser on the Closing Date (as defined in Section 1.4 hereof) all of the Shares and the Purchaser hereby agrees to purchase from the Shareholder and pay for all of the Shares on the Closing Date.
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     1.2   Delivery and Payment.  On the Closing Date the Shareholder shall deliver to the Purchaser one or more certificates in good delivery form and duly endorsed for transfer or accompanied by duly executed stock powers, evidencing all of the Shares. In exchange, the Purchaser shall deliver the consideration set forth in Section 1.3 hereof (the "Purchase Price") in the manner provided in
Section 1.3; provided, however, that the Purchase Price shall be subject to adjustment as provided for in Section 6.1 hereof.

     1.3 Consideration. On the Closing Date, the Purchaser shall deliver to the Shareholder aggregate consideration in the amount of $11,375,000, as adjusted by the Effective Date Working Capital Balance (defined in Section 2.2.8) in accordance with Section 6.1.1 and any additional adjustments pursuant to Section 6.1 and any other applicable terms hereof. The Purchase Price shall be payable (i) except as noted below, by execution and delivery by the Purchaser of a promissory note payable to the Shareholder in the original principal amount of $1,700,000, substantially in the form of Exhibit "A" hereto (the "Note"); and the balance of the Purchase Price, as adjusted, by bank wire transfer in immediately available funds upon the Shareholder's instructions, to a bank and to an account thereat which the Shareholder shall have specified by written notice to the Purchaser at least three business days prior to the Closing Date. Except as noted below, the Note will be secured by a pledge by the Purchaser of the Shares acquired hereunder as evidenced by a Pledge Agreement substantially in the form of Exhibit "B" hereto. If the Purchaser elects to assign its rights, and delegate its duties and obligations hereunder to the Permitted Sub (the "Permitted Assignment"), each of the Note and Pledge Agreement shall be executed and delivered by the Permitted Sub and the Purchaser will execute and deliver to the Shareholder a guaranty agreement substantially in the form of Exhibit "C" hereto (the "Guaranty").

     1.4 Closing Date. Consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on or before May 1, 1996 or on such later date as may be agreed to in writing by both the Purchaser and the Shareholder (the "Closing Date"). The consummation shall be effected at the offices of Merrill Corporation, 1001 Fannin, Suite 1300, Houston, Texas 77002, or such other place as the parties hereto shall mutually agree.

     1.5 Effective Date. The effective date of the transactions contemplated by this Agreement shall be January 1, 1996 (the "Effective Date"), and for federal income tax purposes the effective date (the "Tax Effective Date") shall be the Closing Date.

                                 ARTICLE II

                     Representations and Warranties of the
                         Purchaser and the Shareholder

     2.1 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as follows:

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           2.1.1  Organization and Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has full requisite power and authority to carry on its business as it is now being conducted and to own and operate the properties now owned and operated by it, and is duly qualified or licensed to do business and is in good standing and authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it make such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the business or financial condition of the Purchaser and its subsidiaries, taken as a whole.

           2.1.2 Agreement Authorized and Enforceable. The execution and delivery of this Agreement and all other agreements which are exhibits to this Agreement (the "Related Agreements") have been authorized by the board of directors of the Purchaser; the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser; and this Agreement and the Related Agreements are or will be when executed valid and binding obligations of the Purchaser enforceable (subject to normal equitable principles) against the Purchaser in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief, or similar laws affecting the rights of creditors generally.

           2.1.3 No Defaults. There is not existing any default, nor is there existing any event or circumstance which with notice or lapse of time would give rise to a default on the Purchaser's part or on the part of the Purchaser's subsidiaries under any obligation, lease, contract, plan, or other arrangement, which default or defaults (in the aggregate) would have a material adverse effect upon the business or financial condition of the Purchaser and its subsidiaries considered as a whole.

           2.1.4 Non-Interference. The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the articles of incorporation or bylaws of the Purchaser, or (ii) except as disclosed on Schedule 2.1.4 for which consents or waivers have been or by the Closing Date, will be obtained, any indenture, mortgage, deed of trust, credit agreement or other contract or agreement of any nature whatsoever to which the Purchaser is a party or by which it or its properties are bound, other than such violations, breaches and defaults as would not (x) result in any material adverse change in the financial condition, properties or businesses of the Purchaser and its subsidiaries taken as a

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     whole, or (y) materially interfere with the ability of the parties to consummate the transactions contemplated hereby.

           2.1.5 Investigations; Litigation. Except as disclosed on Schedule 2.1.5, (i) no investigation or review by any governmental entity with respect to the Purchaser of any of its subsidiaries or any of the transactions contemplated by this Agreement is pending or, to the best of the Purchaser's knowledge, threatened, nor has any governmental entity indicated to the Purchaser or any of its subsidiaries an intention to conduct the same, and (ii) there is no action, suit or proceeding pending or, to the best of the Purchaser's knowledge, threatened against or affecting the Purchaser or its subsidiaries at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which, in the case of each of (i) and (ii) above, either individually or in the aggregate, does or is likely to result in any material adverse change in the financial condition, properties or businesses of the Purchaser and its subsidiaries taken as a whole.

           2.1.6 Finder's and Similar Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Purchaser or its counsel, directly with the Shareholder, REC or their counsel, without the intervention of any other person as the result of any act of the Purchaser and, so far as is known to the Purchaser, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's or financial advisory fee, or any similar payment except for the financial advisory fees to be paid to The GulfStar Group, Inc. by the Purchaser and financial advisory fees to be paid to Petrie Parkman & Co. by the Shareholder.

           2.1.7 Investment Suitability and Investment Representations. The Purchaser acknowledges and agrees that (i) it is knowledgeable in operations of the type conducted by REC, (ii) the Shareholder has made available to it extensive legal, financial, accounting and other business records of REC for examination by it, (iii) the Shareholder has made REC's principal executive and operating personnel available for consultation with the Purchaser's designated representatives, (iv) through its counsel, the employees of the Purchaser, and other duly authorized representatives, it has made an extensive investigation of REC's consolidated assets and liabilities, business and financial affairs, and operations, (v) it is aware of the risks associated with ownership of equity securities of REC,
     (vi) it is capable of bearing the financial risks associated with such ownership (vii) the Shares are being acquired by the Purchaser for the account of the Purchaser for investment

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     and not with a view to the distribution thereof within the meaning of the
     Securities Act of 1933, as amended.

     2.2 Representations and Warranties of the Shareholder. The Shareholder represents, warrants, and agrees as follows:

           2.2.1 Organization and Standing. The Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full requisite corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties now owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it make such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the business or financial condition of the Shareholder and its subsidiaries, taken as a whole.

           2.2.2 Title to the Shares. The Shareholder has valid and marketable title to the Shares, free and clear of any security interest, mortgage, pledge, claim, lien, charge, option, defect, encumbrance or other right or interest of any other person (collectively, an "Encumbrance"), and has the absolute and unrestricted right, power, authority and capacity to sell and transfer the Shares to the Purchaser in the manner provided herein, free and clear of any Encumbrance.

           2.2.3 Voting Arrangements. None of the Shares is subject to any voting trust, voting agreement or other agreement or understanding with respect to the voting thereof, nor is any proxy in existence with respect to any of the Shares.

           2.2.4 Organization and Standing of REC. REC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has full requisite corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties now owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the business or financial condition of REC and Subsidiary (as hereinafter defined), taken as a whole.

           2.2.5 Capitalization. The authorized capital stock of REC consists of 1,000 shares of common stock, par value $1.00 per share, all of which are issued and outstanding and held beneficially and of record by the Shareholder. REC does not have outstanding any convertible securities, subscription, option, warrant, call or similar commitment (to purchase, issue or sell) any shares of its capital stock, and there is not outstanding any agreement of REC to issue or sell any shares of its capital stock or any securities or obligations convertible into its capital stock. The Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of the preemptive rights of any person.

           2.2.6 Subsidiaries. As of the Closing Date, Reunion Operating Company, a Delaware corporation ("Subsidiary"), is REC's sole subsidiary corporation. The authorized capital stock of Subsidiary consists of 1,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding. All outstanding shares of stock of the Subsidiary are owned beneficially and of record by REC and are duly authorized, validly issued, fully paid and nonassessable, were not issued in violation of the preemptive rights of any person, and REC has valid and marketable title thereto free and clear of any Encumbrance. The Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has full requisite corporate power and authority to own its property and carry on its business as it is now being conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the business or financial condition of REC and Subsidiary, taken as a whole. Subsidiary does not have any outstanding convertible securities, options, subscriptions, warrants, calls, or similar commitments (to purchase, issue or sell) or to convert any securities or obligations into, any of the authorized or issued stock of Subsidiary or any securities or obligations convertible into such capital stock.

           2.2.7 Assets and Title to Assets. The Purchaser and the Shareholder acknowledge that the Purchaser is purchasing the Shares for the purpose, among other things, of indirectly acquiring as of the Effective Date the following assets of REC and Subsidiary:

               2.2.7.1 Properties. All those oil, gas and mineral properties described on Schedule 2.2.7.1 (the "Properties"), each of which Properties is listed with its Allocated Value (as hereinafter defined).

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               2.2.7.2     Investments.  (i) 100% of the outstanding capital
           stock of the Subsidiary.

               2.2.7.3 Other Assets. (i) The prospect inventory described on Schedule 2.2.7.3(A); (ii) the financial assets, subject to the financial liabilities, each as disclosed in Section 6.1.1.1; and
           (iii) all other assets of REC and Subsidiary owned on the date hereof, except for any assets listed on Schedule 2.2.7.3(B) ("Excluded Assets") transferred to the Shareholder, or any other direct or indirect subsidiary of the Shareholder other than REC or Subsidiary after the Effective Date (the "Recapitalization").

               2.2.7.4 Definition of Marketable Title. The Shareholder represents and warrants that each of REC and Subsidiary (each of which is referred to for purposes of Section 2.2.7 only as an "Owner") has, or will have at the Closing Date, "Marketable Title" to the Properties. The term "Marketable Title" shall mean, as to each Property, such title that:

                 (i) is deducible of record (either from the records of the applicable county and/or, in the case of federal leases, from the records of the applicable office of the Bureau of Land Management, in the case of Indian leases, from the applicable office of the Bureau of Indian Affairs, and in the case of state leases from the records of the applicable state land office) and free from reasonable doubt to the end that a prudent person engaged in the business of the ownership, development and operation of producing oil and gas properties with knowledge of all of the facts and their legal bearing would be willing to accept the same: and

                 (ii) entitles each Owner to receive not less than the interest set forth in Schedule 2.2.7.1 under the caption "Net Revenue Interest" or "NRI" (hereinafter called the "Net Revenue Interest") with respect to such Property, without suspense or indemnity not ordinarily contained in division orders, except as otherwise disclosed in Schedule 2.2.7.1; and

                 (iii) obligates either Owner to pay costs and expenses
               relating to such Property in an amount not greater than the interest set forth under the caption "Working Interest" or "WI" in Schedule 2.2.7.1 (hereinafter called the "Working Interest") with respect to such Property unless such increased Working Interest share is accompanied by a corresponding increase in Net Revenue Interest for the affected Property over the Net Revenue Interest shown on Schedule 2.2.7.1.; and

                 (iv) except for Permitted Encumbrances (as hereinafter
               defined), is free and clear of all Encumbrances.

               2.2.7.5 Representations Regarding Properties. Subject to Permitted Encumbrances, the Shareholder represents and warrants to the Purchaser, its successors and assigns, that each Owner's Working Interest and Net Revenue Interest in each Property as set forth in
           Schedule 2.2.7.1, directly or indirectly through the Subsidiary, shall be at the Closing Date free of any Encumbrances (except Permitted Encumbrances) and all Title Defects (as hereinafter defined) caused or arising by, through or under such Owner, but not otherwise. The term "Permitted Encumbrances" shall mean:

                 (i) lessors' royalties, overriding royalties, reversionary interests and similar burdens if the net cumulative effect of such burden does not reduce the net revenue interest of either Owner below the Net Revenue Interest for such Property (or any well located thereon) as set forth in Schedule 2.2.7.1;

                 (ii) division orders and sales contracts terminable without penalty upon no more than 90 days' notice, any division orders and sales contracts of longer duration which are not material in relation to the Properties, and division orders and sales contracts of longer duration which are identified in Schedule 2.2.7.5;

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

                 (iii) preferential rights to purchase and required
               third party consents to assignments and similar agreement with respect to which waivers or consents in connection with the transactions contemplated by this Agreement are required and obtained from the appropriate parties or the appropriate time period for asserting such rights has expired without an exercise of the rights;

                 (iv) liens for taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

                 (v) mechanic's, materialman's, repairman's, employee's,
               contractor's, operator's, and other similar liens or charges arising in the ordinary course of business (a) if they have not been filed or perfected pursuant to law, (b) if filed or perfected, they have not yet become due and payable or payment is being withheld as provided by law, or (c) if their validity is being contested in good faith by appropriate action;

                 (vi) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance;

                 (vii) conventional rights of reassignment requiring
               notice to the holders of such rights;

                 (viii) easements, rights-of-way, servitudes, permits,
               surface lease and other rights relating to surface operations which do not have a material adverse effect on the operations, value or use of any of the Properties;

                 (ix) all other liens, charges, encumbrances, operating
               agreements, unitization agreements, pooling agreements, declarations of pooling or unitization, farmout agreements,

                                       9
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               assignments, gas sales contracts, gas purchasing contracts and other contracts, agreements, instruments, obligations, defects and irregularities affecting any of the Properties which individually or in the aggregate (a) are not such as to interfere materially with the operation, value or use of any of the Properties; (b) do not prevent either Owner from receiving the proceeds of production from any property comprising any of the Properties; (c) do not reduce the interest of such Owner with respect to all oil and gas produced from any of the Properties (or a well located thereon) below the Net Revenue Interest, and
               (d) do not increase the share of expense for any of the Properties (or a well located thereon) that either Owner is obligated to pay above the Working Interest set forth in Schedule
               2.2.7.1 for such Property;

                 (x) all rights reserved to or vested in any governmental,
               statutory or public authority to control or regulate any of such properties in any manner, and all applicable laws, rules and orders of any governmental authority with regard to which neither Owner has received any notice of any adjustment to Net Revenue Interest or Working Interest as a result of any applicable governmental action;

                 (xi) any Title Defects that the Purchaser may have expressly waived in writing or which are disclosed on Schedule 2.2.7.1; and

                 (xii) the production imbalances and gas sales
               contracts listed in Schedule 2.2.7.5.

                 As used herein, the term "Title Defect" means any matter
               arising out of any action, occurrence, event or omission and which would cause title to any Property (or any portion thereof) not to be Marketable Title.

               2.2.7.6 Leases and Wells. With respect to the Properties of each Owner, to the Shareholder's knowledge

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           and except as disclosed in Schedule 2.2.7.6, (i) all royalties due and payable with respect to each Owner's interest in the Properties (except for royalties suspended in the ordinary course of business) have been properly paid and in the case of shut-in royalties timely and properly paid; (ii) all of the wells included in the oil and gas leases comprising the Properties which are operated by each Owner have been drilled within the boundaries of the Properties or within the limits otherwise permitted by contract, pooling or unit agreement; and (iii) none of the Properties is subject to any area of mutual interest agreement, or any farmout or farmin agreement pursuant to which, as of the date hereof, either Owner has any remaining material obligations.

               2.2.7.7 Marketing. With respect to the Properties of each Owner, to the Shareholder's knowledge and except as disclosed on
           Schedule 2.2.7.7, (i) none of the oil and gas production from the Properties is subject to a sales contract (except for contracts terminable without penalty by Owner on not more than 90 days notice),
           (ii) proceeds from the sale of oil and gas from each Owner's interest in the Properties are being received by such Owner in a timely manner and are not being held in suspense, (iii) neither Owner is obligated by virtue of any prepayment made under any production sales contract or any other contract containing a "take or pay" clause, or under any gas balancing, deferred production or similar arrangement to deliver oil or gas from either Owner's interest in the Properties at some future time without receiving full payment therefor at the time of delivery, and (iv) there are no gas imbalances as between either Owner and any third party with respect to production from the Properties.

               2.2.7.8 Operating Agreements. With respect to the joint, unit or other operating agreements burdening either Owner's interest in the Properties, to the Shareholder's knowledge and except as disclosed on Schedule 2.2.7.8, (i) there are no outstanding calls or prepayments due from either Owner to any Operator under authorities for expenditures ("AFE's"); and (ii) there are no operations under the operating agreements with respect to which either Owner has become a non-consenting party.

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

               2.2.7.9 Filings. To the Shareholder's knowledge, neither REC nor Subsidiary has violated, and neither REC nor Subsidiary will as of the Closing Date be in violation of, any provisions of any federal or state law or any of the regulations thereunder (including those of the respective conservation commissions and land offices of the various jurisdictions having authority over the Properties) with respect to the Properties except for such violations which would not have a material adverse effect on REC and Subsidiary, taken as a whole, and REC and Subsidiary have or will as of the Closing Date have made all necessary rate filings, certificate applications, well category filings, interim collection filings and notices, and any other regulatory filings or certifications and has or will as of the Closing Date have received all necessary regulatory authorizations (including, without limitation, necessary authorizations, if any, with respect to the processing arrangements conducted by REC or Subsidiary respecting the Properties) required under said laws and regulations with respect to all of the Properties and production therefrom to the extent that the failure to do so would have a material adverse effect on REC and Subsidiary, taken as a whole. To the Shareholder's knowledge, said material rate filings, certificate applications, well category filings, interim collection filings and notices and other filings and certifications contain no untrue statements of material facts nor do they omit any statements of material facts necessary to make the statements made therein not misleading.

               2.2.7.10 Representations Respecting Investments. The Shareholder represents and warrants that REC owns or will own on the Closing Date all the outstanding capital stock of the Subsidiary free and clear of any Encumbrance.

               2.2.7.11 Representations Respecting Other Assets. Each Owner has good title to its assets referred to in Section 2.2.7.3(iii) (collectively, the "Other Assets"), to the extent necessary to carry on its businesses, free and clear of any Encumbrances except Permitted Encumbrances and except such as do not (i) interfere with the use made and proposed to be made of the Other Assets by the Owner thereof and (ii) materially affect the value of the Other Assets of each Owner considered as a whole, and, with minor exception, all production equipment and fixtures included in the Other Assets are in good operating condition, normal wear and tear excepted. Except as set forth in this Section 2.2.7.11, the Shareholder makes no representations or warranties respecting title to or the condition of the Other Assets.

           2.2.8 Effective Date Working Capital Balance. As used herein, the term "Effective Date Working Capital Balance" shall mean the balance derived by subtracting from (x) the aggregate book carrying value of all consolidated current assets of REC and Subsidiary at December 31, 1995, (y) the sum of all consolidated current liabilities of REC and Subsidiary at the same date, each as set forth on the Effective Date Balance Sheet (as defined in Section 6.1.1.1), subject only to the following modifications:

     (i) current liabilities shall include the unpaid principal amount of all consolidated long-term debt of REC and Subsidiary outstanding at December 31, 1995 and thereafter incurred to refinance such indebtedness; and

     (ii) current liabilities shall be reduced by the amount of cash contributed by the Shareholder to REC's capital between the Effective Date and the Closing Date; such cash would be contributed for the liquidation of REC liabilities.

     The Shareholder represents that the Effective Date Working Capital Balance at December 31, 1995 calculated as set forth above is set forth in the Effective Date Balance Sheet. The Effective Date Balance Sheet has been prepared based upon the December 31, 1995 combined statement of assets and liabilities attributable to oil and gas operations included in the Financial Statements (as defined in Section 2.2.28 below) and, except for adjustments contemplated by this Agreement which are accurately reflected therein, such Effective Date Balance Sheet was prepared in accordance with generally accepted accounting principles and fairly presents the consolidated financial position and results of operations of REC as of December 31, 1995.

           2.2.9 Liabilities. All debts, liabilities and obligations of any nature, whether accrued, absolute, contingent or otherwise of REC and Subsidiary which existed on the respective dates of the Financial Statements (as defined in 2.2.28 below) and which under generally accepted accounting principles would be required to appear on such Financial Statements have been properly accrued and (except for deferred lease obligations and "Excluded Liabilities" each of which are reflected on
     Schedule 2.2.9, for which appropriate adjustment has been made in determining the Purchase Price) are reflected on such Financial Statements and in the computation of the

     Effective Date Working Capital Balance calculated in accordance with
     Section 2.2.8. All debts, liabilities and obligations incurred after the date of such Financial Statements were incurred (i) in the ordinary course of business, and are usual and normal in amount both individually and in the aggregate; or (ii) as otherwise contemplated by this Agreement.

           2.2.10      Investigations; Litigation.  Except as disclosed in
     Schedule 2.2.10, (i) no investigation or review by any governmental entity with respect to the Shareholder, REC or Subsidiary or any of the transactions contemplated by this Agreement is pending or, to the best of the Shareholder's knowledge, threatened, nor has any governmental entity indicated to the Shareholder, REC or Subsidiary an intention to conduct the same, and (ii) there is no action, suit or proceeding pending or, to the best of the Shareholder's knowledge, threatened against or affecting the Shareholder, REC or Subsidiary at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which, in the case of each of (i) and
     (ii) above, either individually or in the aggregate, does or is likely to result in any material adverse change in the financial condition, properties or businesses, of REC and Subsidiary taken as a whole.

           2.2.11 Guarantees and Contingent Obligations. Except as disclosed on Schedule 2.2.11, each of REC and Subsidiary will not be on the Closing Date a guarantor, surety, co-maker or other obligor on the debt or liabilities of any person.

           2.2.12 No Defaults. There is not existing any default, nor is there existing any event or circumstance which with notice or lapse of time (or both) would give rise to a default on REC's part or on the part of Subsidiary under any obligation, lease, contract, plan, or other arrangement, which default or defaults (in the aggregate) would have a material adverse effect upon the business or financial condition of REC and Subsidiary considered as a whole.

           2.2.13 Absence of Certain Changes and Events. Other than as a result of (i) the Recapitalization, (ii) events or conditions which are of a general or industry-wide nature, or (iii) events or conditions pertaining to REC and Subsidiary which have been disclosed prior to the Closing Date in writing by the Shareholder to, and waived in writing by, the Purchaser, since December 31, 1995 there has not been:

               2.2.13.1 Property Damage. Any damage, destruction, or loss to the business or properties of REC or Subsidiary (whether or not covered by insurance) materially and adversely affecting the business or properties of REC and Subsidiary taken as a whole;

               2.2.13.2 Dividends. Any declaration, setting aside, or payment of any dividend or other distribution in respect to the capital stock of REC or Subsidiary or any direct or indirect redemption, repurchase or any other acquisition of any such stock by REC or the Subsidiary;

               2.2.13.3 Capitalization Change. Any change in the number of shares or classes of the capital stock of REC or Subsidiary or in the number of shares of the capital stock reserved for issuance; or

               2.2.13.4 Other Material Changes. Any other fact, circumstance, event or condition known to the Shareholder particularly pertaining to and materially and adversely affecting the financial condition, operations, assets or business of REC and Subsidiary considered as a whole;

               2.2.13.5 Labor. Any labor trouble or other event or condition of any character materially and adversely affecting REC and the Subsidiary, taken as a whole;

               2.2.13.6 Accounting Change. Any change in accounting methods or practices (including, without limitation, any change in depletion, depreciation or amortization policies or rates) by REC or the Subsidiary;

               2.2.13.7 Re-valuation of Assets. Any re-valuation by REC or the Subsidiary of any of its Properties or assets except any re-valuation (i) resulting from entry into this Agreement by the Shareholder ; or (ii) which would not have a material adverse effect on REC and Subsidiary, taken as a whole;

               2.2.13.8 Compensation Increases. Any increase in the salary or other compensation payable or to become payable by REC or the Subsidiary to any of its officers, directors or employees, or the declaration, payment or commitment or obligation of any kind for the payment by REC or the Subsidiary of a bonus or other additional salary or compensation to any such person, except as otherwise contemplated by the Transition Agreement;

               2.2.13.9 Sale of Property. Any sale or transfer of any Property or material Other Asset of REC or the Subsidiary, except in the ordinary course of business;

               2.2.13.10 Amendment of Contracts. Any amendment or termination by REC or Subsidiary of any material contract to which REC or the Subsidiary is a party, except in the ordinary course of business or by operation of the terms thereof;

               2.2.13.11 Loans and Intercompany Advances. Any (i) loans or intercompany advances by REC or the Subsidiary to any person other than to the Shareholder or its subsidiaries, which loans or intercompany advances will not, without the express written consent of the Purchaser, exceed $1,350,000 in the aggregate and to the extent such permitted loans or intercompany advances are outstanding on the Closing Date, will be repaid by reducing the Purchase Price pursuant to Section 6.1; or (ii) guaranty by REC or Subsidiary of any loan;

               2.2.13.12 Mortgage or Pledge. Any mortgage, pledge or other encumbrance of any Property or material Other Asset of REC or the Subsidiary except Permitted Encumbrances and as to the Other Assets, those contemplated by Section 2.2.7.11;

               2.2.13.13 Waivers. Any waiver or release of any material right or claim of REC or the Subsidiary, except to the extent that such right or claim is an Excluded Asset; or

               2.2.13.14 Other Agreements. Any agreement by REC or the Subsidiary to do any of the things described above.

           2.2.14 No Affiliate Farmouts. Neither REC nor Subsidiary is a party to any farmout, farmin or similar agreement with the Shareholder or any of its other affiliates (except for any such agreements entered into on or before December 31, 1995 and previously disclosed in writing to the Purchaser), nor does REC or Subsidiary have any understandings or arrangements to similar effect.

           2.2.15      Compliance With Law.

               2.2.15.1 Hazardous Wastes and Substances. Except as set forth in Schedule 2.2.15.1 and except for violations, defaults or delinquencies which in the aggregate do not and are not reasonably expected to result in costs or expenses to REC and Subsidiary in excess of the liability accrued therefor on the Effective Date Balance Sheet (as defined in Section 6.1.1.1), plus $40,000, (i) REC's and Subsidiary's operations and use of the Properties do not violate any applicable federal, state or local law, statute, ordinance, rule, regulation, order or notice requirement pertaining to the storage, treatment, discharge, release or disposal of hazardous wastes or hazardous substances (collectively, "Environmental Defects"), including without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. (S)(S)9601 et seq.) as amended from time to time ("CERCLA") (including, without limitation, as amended pursuant to the Superfund Amendments and Reauthorization Act of 1986 and otherwise), and such regulations promulgated under CERCLA as amended from time to time, (b) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. (S)(S)6901 et seq.), as amended from time to time ("RCRA"), and such regulations promulgated under RCRA as amended from time to time, (c) the Federal Water Pollution Control Act (33 U.S.C.
           (S)(S)1251 et seq.), as amended and such regulations promulgated under its authority and (d) any applicable state laws or regulations relating to the environment (such federal, state and local laws, statutes, ordinances, rules, regulations, orders and notice requirements are hereinafter collectively referred to as the "Applicable Environmental Laws"); (ii) neither REC nor Subsidiary have conducted their respective operations or used their respective assets in such a manner as to constitute a violation of any of the Applicable Environmental Laws; and (iii) no notice has been served on REC or Subsidiary from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to violations under any Applicable Environmental Laws or regarding any claims for remedial obligations or contribution for removal costs or damages under any Applicable Environmental Laws. Except as set forth in Schedule 2.2.15.1, the Shareholder does not know of any reason REC or Subsidiary would be required to obtain permits, licenses or similar authorization pursuant to any Applicable Environmental Laws in effect as of the date of this Agreement in order to operate and use any of their respective assets for their current purposes and uses.

               2.2.15.2 Other Laws. Except as set forth in Schedule 2.2.15.2, neither REC nor Subsidiary is in violation of or default with respect to, nor has any of them been notified of any alleged violation of or alleged default with respect to, any applicable federal, state, local, or foreign statutes, rules, regulations, orders, ordinances, codes, licenses, franchises, permits, authorizations and concessions, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality nor is REC or Subsidiary delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency, or instrumentality, except for any violations, defaults or delinquencies which in the aggregate do not and are not reasonably expected to have a material adverse effect upon the financial condition, properties or businesses of REC and Subsidiary taken as a whole. Each of REC and Subsidiary has all material licenses, franchises, permits, authorizations and concessions legally required to enable it to carry on its business as currently carried on. Such licenses, franchises, permits, authorizations and concessions are all in full force and effect. This section 2.2.15.2 does not cover Applicable Environmental Laws or Environmental Defects.

           2.2.16 Agreement Authorized and Enforceable. The execution and delivery of this Agreement and the Related Agreements have been authorized by the board of directors of the Shareholder; the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Shareholder; and this Agreement and the Related Agreements are or will be when executed the legal, valid and binding obligations of the Shareholder enforceable (subject to normal equitable principles) against the Shareholder in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief, or similar laws affecting the rights of creditors generally.

           2.2.17 Finder's and Similar Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by REC, the Shareholder or their counsel, directly with the Purchaser or its counsel, without the intervention of any other person as the result of any act of REC or the Shareholder in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's or financial advisory fee, or any similar payment, except for financial advisory fees to be paid to Petrie Parkman & Co. by the Shareholder and the financial advisory fees to be paid to The GulfStar Group, Inc. by the Purchaser.

           2.2.18 Reorganization Proceedings. The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not conflict with the confirmed plan of reorganization approved by the court in the Chapter 11 proceedings styled In Re Buttes Gas & Oil Co., et al. Debtors, pending in the United States Bankruptcy Court for the Southern District of Texas, Houston Division, jointly administered under Case No. 85-07494-H3-11 (the "Proceeding"), and no consent, order or approval of the court in such Proceeding is required in connection with the execution, delivery or performance of this Agreement or any transactions contemplated hereby.

           2.2.19 Non-Interference. The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the certificate of incorporation or bylaws of the Shareholder or REC, or (ii) except as disclosed on Schedule 2.2.19 for which consents or waivers have been or by the Closing Date, will be obtained, any indenture, mortgage, deed of trust, credit agreement or other contract or agreement of any nature whatsoever to which the Shareholder or REC or Subsidiary is a party or by which either of them or their properties are bound other than such violations, breaches and defaults as would not (x) result in any material adverse change in the financial condition, properties or businesses of REC and Subsidiary taken as a whole or (y) materially interfere with the ability of the parties to consummate the transactions contemplated hereby.

           2.2.20 Insurance. A description of all insurance policies held by REC or the Subsidiary concerning their respective business and properties are set forth on Schedule 2.2.20 hereto. All of these policies are in the respective principal amounts set forth in such Schedule. REC and Subsidiary have in effect insurance coverage with reputable insurers, which in respect of amounts, types and risks insured, is that which is usual and customary in the oil and gas industry for prudent owners and operators of properties similar to the Properties.

           2.2.21 Investment Company Act. Each of REC and Subsidiary is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

           2.2.22 Public Utility Holding Company Act. Each of REC and Subsidiary is not a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

           2.2.23      Compliance with ERISA.

               2.2.23.1 Prohibited Transactions. REC has not engaged in a transaction in connection with which REC could be subject to (either directly or indirectly) a material liability for either a civil penalty assessed pursuant to Section 502(i) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a tax imposed by Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code").

               2.2.23.2 Plan Termination: Material Liabilities. There has been no termination of an "employee benefit plan" as defined in ERISA ("Plans") or trust created under any Plan that would give rise to a material liability to the Pension Benefit Guaranty Corporation ("PBGC") on the part of REC or Subsidiary. No material liability to the PBGC has been or is expected to be incurred with respect to any Plan. The PBGC has not instituted proceedings to terminate any Plan. There exists no condition or set of circumstances which presents a material risk of termination or partial termination of any Plan by the PBGC.

               2.2.23.3 Accumulated Funding Deficiency. Full payment has been made of all amounts which are required under the terms of each Plan to have been paid as contributions to such Plan as of December 31, 1995, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan.

               2.2.23.4     Relationship of Benefits to Pension Plan Assets.
           The current value of all accrued benefits under all Plans does not exceed the current value of the assets of such Plans allocable to such accrued benefits. For purposes of the representation in this Section 2.2.23.4, the term "current value" has the meaning specified in Section 4052(b)(1)(A) of ERISA and the term "accrued benefit" has the meaning specified in Section 3 of ERISA.

               2.2.23.5 Execution of Agreements. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code.

               2.2.23.6 Multiemployer Plans. Neither REC nor Subsidiary contributes to nor has an obligation to contribute to a Multiemployer Plan, as such term is defined in ERISA.

               2.2.23.7 Fiduciary Liability. There have been no acts, failures to act, omissions or transactions involving a Plan or the assets thereof which could result in imposition on REC or Subsidiary (whether direct or indirect) of damages or liability in actions brought under Section 502 of ERISA.

           2.2.24 Oil and Gas Reserves. The Shareholder and/or REC has furnished the Purchaser estimates of REC's proved oil and gas reserves as of January 1, 1996 in reports as described in Schedule 2.2.24 (collectively, "Reserve Reports"). In the opinion of management of the Shareholder and REC, the information contained in the Reserve Reports regarding the Properties was reasonable at such date and did not contain untrue statements of fact or omit to state facts which if completely and accurately stated would have had a net effect upon the estimated net recoverable quantities of oil and gas reflected in the Reserve Reports sufficient to materially and adversely affect the assets of REC and Subsidiary taken as a whole as of that date.

           2.2.25      Contracts.  Except for matters disclosed in Schedule
     2.2.25 and matters expressly permitted by this Agreement or the Transition Agreement, (a) to the Shareholder's knowledge, all material contracts to which REC and Subsidiary are parties are valid and subsisting and are in full force and effect; and (b) neither REC nor Subsidiary is a party to or bound by any (i) employment contract (including without limitation any collective bargaining contract or union agreement); (ii) bonus, stock option, deferred compensation or profit-sharing, pension or retirement incentive, royalty override plan or similar arrangements which cannot be terminated as of the

     Effective Date, without further liability on the part of REC, Subsidiary or the Purchaser; (iii) material leases (other than the lease for office space at 14367 Pass Road, Live Oak, California 95953) or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee other than leases with respect to the Properties; (iv) (other than as permitted by Section 3.1.4(ix) hereof) contract or commitment at the date of this Agreement for capital expenditures in excess of $25,000 for any one project; (v) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than 60 days from the date of this Agreement; (vi) contract or option to purchase or sell any real or personal property otherwise than in the ordinary course of business; (vii) indenture, mortgage, note, debenture, guaranty, security agreement or other debt instrument or agreement under which REC or Subsidiary has a liability in excess of $25,000 except for such as are satisfied and discharged in their entirety on or before the Closing Date; (viii) consulting or other similar contracts other than in the ordinary course of business; (ix) contract, agreement, or commitment with any affiliate of REC, other than those entered into for fair value and being performed in the ordinary course of business and containing terms and conditions as might reasonably be expected to be contained therein had the parties thereto negotiated at arm's length; (x) material contracts, agreements or commitments relating to ownership and operation of the Properties; or (xi) material contract, other than the foregoing, not made in the ordinary course of business. Complete and correct copies of all contracts, commitments, leases, agreements and other documents described in Schedule 2.2.25 have been delivered to or made available to the Purchaser.

           2.2.26 Representations, Warranties and Covenants Regarding Taxes. The Shareholder represents, warrants, and covenants as follows:

               (i) The Shareholder is the common parent (the "Common Parent") (as that term is used in Section 1504(a) of the Code) of an "affiliated group" of corporations (as defined in Section 1504(a) of the Code), which includes REC and the Shareholder. Such "affiliated group" of corporations is referred to herein as the "Reunion Group." The Reunion Group without REC and Subsidiary is sometimes referred to herein as the "Reunion Selling Group."

               (ii) All required United States federal, state, county, municipal, foreign and other tax returns, reports and estimates have been filed with the appropriate governmental agencies by REC, Subsidiary or any affiliated group of which REC or Subsidiary was a member, for each period for which any such returns, reports of estimates were due. All taxes shown by such returns to be payable have been paid, including all tax assessments and/or levies imposed upon REC or Subsidiary or their property. No waivers of any statute of limitations have been given with respect to REC or Subsidiary with respect to any federal or state income or other taxes for any period. Except as disclosed on
           Schedule 2.2.26, no audit of any federal, state, county, municipal, foreign or other return of REC, Subsidiary or any affiliated group of which REC or Subsidiary was a member, is presently in process nor has an appointment for or notice of any such audit been requested or given by any taxing authority. No issue or issues, singly or collectively, have been raised (and are currently pending or unsettled) by any taxing authority in connection with any returns and reports referred to in this Section 2.2.26 which might, if determined adversely to REC or Subsidiary, have a material adverse effect on the business, condition (financial or otherwise), properties, assets or results of operations of REC or Subsidiary. There are (a) no notices of deficiency as provide for in Section 6212 of the Code or 30-day letters as that term is generally used by the Internal Revenue Service which have been received by the Shareholder, REC or Subsidiary, which notices or letters contain issues involving the operations or activities of REC or Subsidiary which have not been resolved, and (b) no matters which have arisen during the course of any examination or audit by the Internal Revenue Service which would lead the Shareholder to believe that REC or Subsidiary may be the subject of any such notice of deficiency or 30-day letter. Except as disclosed on Schedule 2.2.26, the Shareholder (x) has not received from any foreign, state or local taxing jurisdiction any notice substantially similar in function to those described in clause (a) of the preceding sentence and (y) has no knowledge of any matter or issue substantially similar to that described in clause (b) of the preceding sentence with respect to any foreign, state or local tax matter. The Shareholder will thereafter give notice to the Purchaser promptly after receipt of any of the foregoing subsequent to the Tax Effective Date. Proper and accurate amounts have been withheld by REC from its employees and paid over to appropriate governmental authorities for all periods in full and complete compliance with the tax withholding provisions of applicable federal and state laws; proper and accurate federal and state returns have been filed by REC for all periods for which returns were due with respect to income tax withholding, social security, unemployment and any other trust fund or employer taxes, and the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been made. As of December 31, 1995, the consolidated net operating loss carry forward of REC and Subsidiary is approximately $22,700,000 (the "NOL"). The Shareholder makes no other representation or warranty concerning the NOL, including, without limitation, the extent to which the NOL may or may not benefit or detriment the Purchaser, REC or Subsidiary.

           2.2.27 Acquisition Proposals. Since February 19, 1996, none of the Shareholder, REC or Subsidiary (nor any of their respective officers, directors, affiliates, representatives or agents) has directly or indirectly, (i) solicited, initiated or encouraged any inquiries or Acquisition Proposals (as defined below) from any person other than the Purchaser or its representatives, or (ii) participated in any discussions or negotiations regarding, furnished to any person other than the Purchaser or its representatives any information with respect to or otherwise assisted, facilitated or encouraged any Acquisition Proposal by any other person. As used herein "Acquisition Proposal" means any proposal for a merger, consolidation or other business combination involving REC or Subsidiary or for the acquisition or purchase of any equity interest in, or a material portion of the assets of REC or Subsidiary, other than the transactions with the Purchaser contemplated by this Agreement.

           2.2.28 Financial Statements. Attached hereto as Schedule 2.2.28 is a true, correct and complete copy of the audited combined statement of assets and liabilities attributable to oil and gas operations of REC as of December 31, 1995 and the related combined statement of revenues and expenses attributable to oil and gas operations and combined statement of cash flow attributable to oil and gas operations for the one-year period ending on such date (along with the notes thereto and the management letter delivered in connection therewith, if any) accompanied by the opinion of Arthur Andersen, L.L.P. Also attached hereto as Schedule 2.2.28 is the unaudited combined statement of assets and liabilities attributable to oil and gas operations of REC as of January 31, 1996 together with the related, unaudited combined statement of revenues and expenses attributable to oil and gas operations and combined statement of cash flow attributable to oil and gas operations for the one-month period ending on such date, certified by the Chief Financial Officer of REC. All the foregoing are collectively the "Financial Statements." The Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently followed by REC throughout the periods and operations indicated and fairly present the consolidated financial position and results of operations of REC as of the respective dates and for the respective periods and operations indicated.

           2.2.29 Full Disclosure. The representations and warranties made by the Shareholder in this Agreement and in any certificate, document or instrument which this Agreement requires the Shareholder to deliver to the Purchaser do not contain any statement of material fact which the Shareholder knows is untrue or omit to state any material fact known to the Shareholder and necessary in order to make such representations and warranties not collectively materially misleading.

                                 ARTICLE III

                     Obligations of the Purchaser and the
                       Shareholder Pending Closing Date

     3.1 Agreements of the Shareholder. The Shareholder agrees that from the date hereof to the Closing Date:

           3.1.1 Ownership of REC's Stock. The Shareholder will remain the record and beneficial owner of the Shares; the Shareholder will not suffer any Encumbrance to be created or exist upon, any of the Shares.

           3.1.2 Voting Arrangements. The Shareholder will not subject any of the Shares to, or suffer to be created or exist with respect to the Shares, any voting trust, proxy, voting agreement or other understanding or arrangement with respect to the voting thereof.

           3.1.3 Notice of Adverse Change. The Shareholder will promptly advise the Purchaser in writing of any event, happening, occurrence or change affecting the Shareholder, REC, Subsidiary or the Shares that would or might reasonably be expected to adversely affect REC, Subsidiary or the consummation of the transactions contemplated by this Agreement.

           3.1.4 Agreements of the Shareholder Respecting REC Pending Closing Date. Except as affected by the Recapitalization, the Shareholder agrees that from the date hereof to the Closing Date, it will cause REC and the Subsidiary to do the following.

               (i) Maintenance of Present Business. Other than as contemplated by this Agreement, REC and Subsidiary shall operate their respective businesses in substantially the manner heretofore conducted so as to maintain the goodwill they now enjoy and, to the extent consistent with such operation, use all reasonable efforts to preserve intact their present business organization, and preserve their relationships with customers and others having business dealings with them.

               (ii) Maintenance of Properties. REC and Subsidiary shall maintain all of their respective Properties and Other Assets in good repair, order and condition, normal wear and tear excepted, consistent with past practices.

               (iii) Maintenance of Books and Records. REC and Subsidiary shall maintain their respective books of account and records in the usual, regular and ordinary manner in accordance with generally accepted accounting principles applied on a consistent basis.

               (iv) Compliance With Law. REC and Subsidiary shall duly comply in all material respects with all laws applicable to them and to the conduct of their businesses.

               (v) Disposal of Assets. Neither REC nor Subsidiary shall sell, exchange, dispose of, or encumber, any property or assets, except (a) in the usual and ordinary course of business; or (b) as may be approved in writing by the Purchaser.

               (vi) Inspection of REC by the Purchaser. The Shareholder shall grant to the Purchaser, and its officers and authorized representatives, the continuing right, during normal business hours, to inspect REC's records (including, without limitation, all records relating to the condition of title to the Properties and any obligations and commitments with respect thereto, which the Purchaser may copy at its expense for further examination of the condition of title) and properties and to consult with REC's officers, employees, attorneys and agents in order that the Purchaser may have full opportunity to make such reasonable investigation as it shall desire of the affairs of REC and

           Subsidiary and for the purpose of determining the accuracy of the representations and warranties hereinabove made and the compliance with covenants contained in this Agreement; and REC's officers, employees,attorneys and agents will furnish the Purchaser with such additional financial and operating data and other information as to the business and properties of REC and Subsidiary as the Purchaser shall from time to time reasonably request.

               (vii) Prohibition of Certain Employment Contracts. Neither REC nor Subsidiary shall enter into any contracts of employment which cannot be terminated on notice of 30 days or, less or except as contemplated by the Transition Agreement, which provide for any severance payments or benefits which exceed $5,000 in aggregate value or which cover a period beyond the Closing Date.

               (viii) Prohibition of Certain Loans. Neither REC nor Subsidiary shall borrow or create any indebtedness for any purpose without the Purchaser's prior written consent provided, however, if such borrowings are approved by the Purchaser and are from the Shareholder or its subsidiaries, a dollar-for-dollar adjustment in the Purchase Price shall be made on the Closing Date pursuant to
           Section 6.1 except (a) the prepayment by customers or working interest owners of amounts due or to become due for goods to be delivered or services to be rendered in the future, (b) trade payables incurred in the ordinary course of business, and (c) as is otherwise consented to in writing by the Purchaser.

               (ix) Prohibition of Certain Commitments. Neither REC nor the Subsidiary shall enter into commitments of a capital expenditure nature for amounts individually over $25,000 or in the aggregate over $250,000, except (i) as set forth in Schedule 3.1.4 or (ii) as approved in writing by the Purchaser (which written approval shall be deemed to have been obtained as to any requested authorization for expenditure which is not rejected in writing by the Purchaser within three business days of actual receipt by the Purchaser).

               (x) Maintenance of Insurance. REC and Subsidiary shall maintain all insurance policies presently carried by them or equivalent replacement policies, which insurance may be added to from time to time in REC's reasonable discretion.

               (xi) No Amendment to Certificate of Incorporation. Except as previously approved in writing by the Purchaser, neither REC nor Subsidiary shall amend its certificate of incorporation or bylaws or merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock or the character of its business.

               (xii) Prohibition on Issuance, Sale or Purchase of Securities. Neither REC nor Subsidiary shall issue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of its capital stock, or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock.

               (xiii) Prohibition on Certain Payments. Neither REC nor Subsidiary shall declare or pay any dividend on shares of its capital stock or distribution of assets to the holders thereof, or (except for the transfer of Excluded Assets) make any other payments to such holders.

               (xiv) Notice of Adverse Change. REC shall promptly notify the purchaser in writing of any material adverse change in, or any changes which, in the aggregate, would or might reasonably be expected to materially and adversely affect the financial condition, business or affairs of REC and Subsidiary considered as a whole whether or not occurring in the ordinary course of business.

           3.1.5 No Prohibited Contracts. Neither REC nor the Subsidiary shall enter into (i) any farmout, farmin or agreement of similar effect with the Shareholder or any affiliates of the Shareholder or (ii) any contract, commitment or agreement described in Section 2.2.25(b) hereof unless consented to in writing by the Purchaser.

           3.1.6 Title Defects on Properties. The Shareholder will use good faith, reasonable commercial efforts to cause any and all Title Defects asserted by the Purchaser with respect to any Property to be cured prior to the Closing Date, at the expense of the Shareholder, except in each instance where the Shareholder shall have notified the Purchaser in writing, within three days following the assertion of the Title Defect, that the Shareholder will exercise its election under Section 6.1.2(iii) to cause such property to be transferred to the Shareholder or its designee.

           3.1.7 Acquisition Proposals. Except as permitted below, at any time prior to the termination of this Agreement pursuant to Article V hereof, none of the Shareholder, REC or Subsidiary (nor any of their respective officers, directors, affiliates, representatives or agents) will directly or indirectly, (i) solicit, initiate or encourage any inquiries or Acquisition Proposals from any person or (ii) participate in any discussions or negotiations regarding, furnish to any person other than the Purchaser or its representatives any information with respect to or otherwise assist, facilitate or encourage any Acquisition Proposal by any other person. The Shareholder shall promptly communicate to the Purchaser the terms of any written Acquisition Proposal which it may receive or any written inquiries made with respect to REC, Subsidiary or their respective assets. Notwithstanding the foregoing and subject to the last sentence of this Section 3.1.7, the solicitation of an Acquisition Proposal by the Shareholder, REC or Subsidiary (or any of their respective officers, directors, affiliates, representatives or agents) may occur if (i) a lender providing purchase money financing to the Purchaser for the acquisition of the Shares has not commenced such lender's approval process for such financing by April 10, 1996, such approval process being based upon a minimum loan amount of $9,300,000; or (ii) a lender has not delivered its formal letter of commitment or other written assurances to the Purchaser to provide purchase money financing for the Shares by April 19, 1996 which commitment or other assurances shall be for at least $9,300,000; or (iii) such lender has at any time notified the Purchaser or the Shareholder believes, and the Purchaser in good faith confirms, that such lender will not approve or make such financing. In the event of any of the foregoing, the Shareholder may not terminate this Agreement pursuant to Article V hereof before May 1, 1996 solely by reason of (i), (ii) or (iii) above.
     Any permitted Acquisition Proposals hereunder shall be subject to the rights of the Purchaser herein and will only become effective upon termination of this Agreement in accordance with Article V hereof.

     3.2 Agreements of the Purchaser. The Purchaser agrees that from the date hereof to the Closing Date:

           3.2.1 Maintenance of Business. Except as previously approved by the Shareholder, and except as permitted or contemplated by this Agreement, the Purchaser will not merge or consolidate with or into any other corporation or change the character of its business.

           3.2.2 Notice of Adverse Change. The Purchaser will promptly notify the Shareholder in writing of any material adverse change in, or any changes which in the aggregate would materially and adversely affect, the financial condition, business, or affairs of the Purchaser, whether or not occurring in the ordinary course of business.

           3.2.3 Notice of Title Defects. On or before the Closing Date, the Purchaser will use its good faith, best commercial efforts to notify the Shareholder in writing of any Title Defects of which the Purchaser becomes aware with respect to any Property, provided however, that the failure to so notify the Shareholder shall not affect any rights or remedies the Purchaser shall have under this Agreement or otherwise.

           3.2.4 Notice of Environmental Nonconformities. On or before the Closing Date, the Purchaser will use its good faith, best commercial efforts to notify the Shareholder in writing of any environmental nonconformities with respect to the Properties which have been disclosed by the Purchaser's Phase I environmental site assessments, which nonconformities (if unremediated) would constitute a presumptive breach of
     Section 2.2.15.1; provided, however, that the failure to so notify the Shareholder shall not affect the rights or remedies the Purchaser shall have under this Agreement or otherwise.

                                 ARTICLE IV
                                 ----------

                  Conditions Precedent to Obligations of the
                         Purchaser and the Shareholder

     4.1 Conditions Precedent to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the following conditions:

           4.1.1 Representations and Warranties of the Shareholder True at Closing Date. The representations and warranties of the Shareholder herein
     (i) which contain no materiality qualification shall be true and correct in all material respects as of and at the Closing Date with the same effect as those made at such date unless expressly made as of a specific date; and
     (ii) which contain a materiality qualification shall be true and correct as of and at the Closing Date with the same effect as though made at such date unless expressly made as of a specific date, except, in the case of (i) and
     (ii), as affected by transactions permitted or contemplated by this Agreement ; and the Shareholder shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date.

           4.1.2 No Material Litigation. No suit, action or other proceeding shall be threatened or pending before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated hereby, or which might reasonably be expected to materially and adversely affect the value of the Properties, Other Assets or business of REC and the Subsidiary taken as a whole.

           4.1.3 Opinion of Counsel for the Shareholder. The Purchaser shall have received an opinion, dated the Closing Date from Porter & Hedges, L.L.P., counsel to the Shareholder, in form and substance reasonably satisfactory to the Purchaser, to the effect that (i) each of REC, the Shareholder and Reunion Operating Company ("ROC") has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and is qualified to transact business as a foreign corporation in the State of Texas; (ii) the authorized capital stock of REC consists of 1,000 shares of common stock, par value $1.00 per share, of which on the Closing Date 1,000 shares were validly issued and outstanding and the authorized capital stock of ROC consists of 1,000 shares of common stock, par value $1.00 per share, of which on the Closing Date 1,000 shares were validly issued and outstanding; (iii) all outstanding shares of the capital stock of REC and ROC have been validly issued and are fully paid and nonassessable and were not issued in violation of the preemptive rights of any person, there are no outstanding subscriptions, options, warrants or other agreements or commitments obligating REC or ROC to issue any shares of its capital stock including any obligation to convert any securities or obligations into shares of its capital stock; (v) except as specified in
     Schedule 2.2.10 hereto or in a schedule to such opinion, to the knowledge of such counsel, there is no litigation, proceeding or governmental investigations pending or threatened against or relating to REC or Subsidiary or their respective properties or businesses; (vi) the Shares are owned by the Shareholder free and clear of any Encumbrance, and the Shareholder has full capacity to sell and transfer the Shares in accordance with this Agreement and upon such sale and transfer, the Purchaser will acquire from the Shareholder all rights of the Shareholder with respect to the Shares; (vii) to the knowledge of such counsel, there is no litigation, proceeding or claim pending or threatened against the Shareholder with respect to or in any manner affecting the ownership by the Shareholder of the Shares; (viii) all corporate proceedings required to be taken by or on the part of the Shareholder to authorize the execution, delivery and performance of this Agreement and the Related Agreements and the implementation of the transactions contemplated by this Agreement and the Related Agreements have been duly and properly taken, (ix) each of this Agreement and the

     Related Agreements has been duly executed and delivered by, and is the legal, valid and binding obligations of the Shareholder and is enforceable against the Shareholder in accordance with its terms, except as such enforceability may be limited by (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally; (x) to the knowledge of such counsel neither REC nor Subsidiary has any default, and no event or circumstance has occurred which with notice or lapse of time (or both) would give rise to a default, on its part under any obligation, lease, contract, plan, or other arrangement, which default or defaults (in the aggregate) would have a material adverse effect upon the business or financial condition of REC and Subsidiary considered as a whole; (xi) neither REC nor Subsidiary is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended; and (xii) neither REC nor Subsidiary is a "holding company," or a "subsidiary company" of a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

           In addition to the foregoing, if the Shareholder consummates the proposed merger (the "Merger") contemplated by that certain Merger Agreement dated as of November 14, 1995 between the Shareholder and Reunion Industries, Inc., a Delaware corporation and a wholly owned subsidiary of the Shareholder, the Purchaser shall have received an opinion, dated the Closing Date from Porter & Hedges, L.L.P. in form and substance reasonably satisfactory to the Purchaser, to the effect that Reunion Industries, Inc. is the successor by merger to Reunion Resources Company.

           Such opinion will be governed by and interpreted in accordance with the Legal Opinion Accord of the ABA Section of Business Law (1991) and will be subject to the General Qualifications (as defined therein). In rendering such opinion such counsel may rely, to the extent reasonable, upon certificates of public officials and of officers of the Shareholder and/or REC as to matters of fact, and as to any matter contained in such opinion which involves other than federal or Texas law or Delaware corporate law, such counsel may rely upon the opinion of local counsel (jointly addressed and delivered to the parties hereto and their counsel, all of whom may rely upon the same) of established reputation acceptable to the Purchaser, whether or not employed by the Shareholder.

           4.1.4 Resignations. The Shareholder shall have delivered to the Purchaser on the Closing Date written resignations of all directors and officers of REC and Subsidiary.

           4.1.5 Tender of the Shares. The Shareholder shall have delivered to the Purchaser certificates representing the Shares, duly endorsed for transfer or accompanied by duly executed stock powers, free and clear of any Encumbrance.

           4.1.6 Release of Liens. Except as otherwise provided in Section 6.1.3, REC shall have obtained a release on or before the Closing Date of any Encumbrance on the Properties, except for Permitted Encumbrances.

           4.1.7  [Intentionally Left Blank]

           4.1.8 Assumption of 401(k) Plan. REC and Subsidiary shall have discontinued their participation in the Reunion Resources Company and Subsidiary's 401(k) Savings Plan and Trust as amended ("401(k) Plan"), in accordance with the requirements of the 401(k) Plan, ERISA and other applicable law.

           4.1.9 Disputed Effective Date Working Capital Balance. The Shareholder and the Purchaser shall not have a good faith Disputed Difference (as defined in Section 6.1.1.2) greater than $240,000.

           4.1.10 Assumption of Excluded Liabilities. The Shareholder shall have assumed the Excluded Liabilities covered by 6.4.1 by execution of documents the form of which are reasonably acceptable to the Purchaser and its counsel.

           4.1.11 Closing Certificate. The Purchaser shall have received on the Closing Date a certificate or certificates, in form and substance reasonably satisfactory to the Purchaser and its counsel, from appropriate officers of the Shareholder certifying (i) the accuracy of the matters set forth in Section 4.1.1 and 4.1.2 hereof; (ii) attached to such certificate or certificates are true and correct copies of the Certificate of Incorporation and Bylaws of the Shareholder, REC and the Subsidiary and resolutions duly adopted by the Board of Directors of the Shareholder authorizing the execution, delivery and performance of this Agreement and the Related Agreements; and (iii) the incumbency of each officer executing this Agreement and all documents and instruments executed in connection herewith.

           4.1.12 Consents. The Shareholder shall have obtained and delivered to the Purchaser any agreements, consents and approvals of third persons required to consummate the transactions contemplated by this Agreement to the extent that the failure to obtain such agreements, consents and approvals would render such consummation unlawful or constitute a material breach of the Shareholder's representations, warranties or covenants contained in this Agreement.

           4.1.13 Approval of Documents. The form of all certificates, instruments, opinions and other documents delivered to the Purchaser under this Agreement shall be satisfactory in all reasonable respects to the Purchaser and its counsel.

           4.1.14 Satisfactory Financing. The Purchaser shall have, after using its best commercial efforts obtained purchase money financing of the Purchase Price for the Shares on terms satisfactory to the Purchaser in its sole discretion.

     4.2 Conditions Precedent to Obligations of the Shareholder. The obligations of the Shareholder to consummate the transactions contemplated by this Agreement shall be subject to the following conditions:

           4.2.1 Representations and Warranties of the Purchaser True at Closing Date. The representations and warranties of the Purchaser herein
     (i) which contain no materiality qualification shall be true and correct in all material respects as of and at the Closing Date with the same effect as though made at such date unless expressly made as of a specific date; and
     (ii) which contain a materiality qualification shall be true and correct as of and at the Closing Date with the same effect as though made at such date unless expressly made as of a specific date, except as affected by transactions permitted or contemplated by this Agreement; the Purchaser shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date.

           4.2.2 No Material Litigation. No suit, action or other proceeding shall be threatened or pending before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit, or to obtain damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated hereby.

           4.2.3 Opinion of Counsel for the Purchaser. The Shareholder shall have received an opinion, dated the Closing Date, from Keck, Mahin & Cate, counsel to the Purchaser, in form and substance reasonably satisfactory to the Shareholder, to the effect that (i) the Purchaser has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Texas; (ii) all corporate proceedings required to be taken by or on the part of the Purchaser to authorize the execution of this

     Agreement and the Related Agreements including, without limitation, the Note and the Pledge Agreement or, if the Permitted Assignment is consummated, the Guaranty and the implementation of the transactions contemplated by this Agreement and the Related Agreements have been duly and properly taken; (iii) except as specified in a schedule to such opinion, to the knowledge of such counsel, there is no litigation, proceeding or governmental investigation, pending or threatened, against or relating to the Purchaser, any of its subsidiaries, or their respective properties or businesses, which would have a material adverse effect upon the business or financial condition of the Purchaser and its subsidiaries considered as a whole; (iv) each of this Agreement and the Related Agreements, except as set forth below including, without limitation, the Note and the Pledge Agreement or, if the Permitted Assignment is consummated, the Guaranty has been duly executed and delivered by the Purchaser and is a legal, valid, and binding obligation of the Purchaser and is enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance, or similar laws affecting the rights of creditors generally; (v) to the knowledge of such counsel, the Purchaser has no default, and no event or circumstance has occurred which with notice or lapse of time would give rise to a default, on its part under any obligation, lease, contract, plan, or other arrangement, which default or defaults (in the aggregate) would have a material adverse effect upon the business or financial condition of the Purchaser and its subsidiaries considered as a whole.

           In addition to the foregoing, if Purchaser elects to assign its rights, duties and obligations hereunder to the Permitted Sub, the Shareholder shall have received an opinion, dated the Closing Date from Keck, Mahin & Cate, in form and substance reasonably acceptable to the Shareholder, to the effect that (i) the Permitted Sub has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Texas; (ii) all corporate proceedings required to be taken by or on the part of the Purchaser to assign its rights, duties and obligations under this Agreement and by Permitted Sub to assume such rights, duties and obligations have been duly and properly taken; (iii) Purchaser's right and obligations under this Agreement have been assumed by Permitted Sub; (iv) the Note and Pledge Agreement have been duly executed and delivered by the Permitted Sub; and (v) this Agreement, the Note and Pledge Agreement are the legal, valid and binding obligations of Permitted Sub and an enforceable against Permitted Sub in accordance with their respective terms, except as such enforceability may be limited by (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance, or similar laws affecting the rights of creditors generally.

           In rendering such opinion such counsel may rely, to the extent reasonable, upon certificates of public officials and of officers of the Purchaser as to matters of fact, and as to any matter contained in such opinion which involves other than federal or Texas law, such counsel may rely upon the opinion of local counsel (jointly addressed and delivered to the parties hereto and their counsel, all of whom may rely upon the same) of established reputation acceptable to the Shareholder, whether or not employed by the Purchaser.

           4.2.4 Tender of Purchase Price. On the Closing Date the Purchaser shall have tendered to the Shareholder the Purchase Price including, but not limited to, the execution and delivery of the Note and Pledge Agreement; provided that the amount of the Purchase Price may be adjusted pursuant to Section 6.1 without affecting the obligation of the Shareholder to consummate the transactions contemplated by this Agreement.

           4.2.5 Transition Agreement. The Purchaser and the Shareholder shall have entered into a Transition Agreement in substantially the form attached hereto as Exhibit D, with such changes as are mutually acceptable to the Purchaser and the Shareholder.

           4.2.6  [Intentionally Left Blank]

           4.2.7 Disputed Effective Date Working Capital Balance. The Shareholder and the Purchaser shall not have a good faith Disputed Difference greater than $240,000.

           4.2.8 Closing Certificate. The Shareholder shall have received on the Closing Date a certificate or certificates, in form and substance reasonably satisfactory to the Shareholder and its counsel, from appropriate officers of the Purchaser certifying (i) the accuracy of the matters set forth in Section 4.2.1 and 4.2.2 hereof; (ii) attached to such certificate or certificates are true and correct copies of the Articles of Incorporation and Bylaws of the Purchaser, and resolutions duly adopted by the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the Related Agreements; and (iii) the incumbency of each officer executing this Agreement and all documents and instruments executed in connection herewith.

           4.2.9 Consents. The Purchaser shall have obtained and delivered to the Shareholder any agreements, consents and approvals of third persons required to consummate the transactions contemplated by this Agreement to the extent that the failure to obtain such agreements, consents and approvals would render such consummation unlawful or constitute a material breach of the Purchaser's representations, warranties or covenants contained in this Agreement.

           4.2.10 Approval of Documents. The form of all certificates, instruments, opinions and other documents delivered to the Purchaser under this Agreement shall be satisfactory in all reasonable respects to the Shareholder and its counsel.

           4.2.11 Permitted Assignment. If the Permitted Assignment is consummated, the Purchaser shall have delivered documents to the Shareholder which are reasonably satisfactory to the Shareholder evidencing the assignment to and assumption by the Permitted Sub of the Purchaser's rights and duties under this Agreement (except for the obligation of the Purchaser to deliver the Guaranty).


                                 ARTICLE V
                                 ---------

                          Termination and Abandonment

     5.1 Termination. This Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing Date:

           5.1.1 By Mutual Consent. By mutual consent of the Purchaser and the Shareholder.

           5.1.2 By the Purchaser Because of Conditions Precedent. By the Purchaser, if any condition set forth in Section 4.1 (other than Title Defects and Environmental Defects addressed separately in Section 5.1.6) hereof has not been met by the Closing Date and has not been waived in writing by the Purchaser and the party seeking to so terminate this Agreement is otherwise in compliance with its obligations under this Agreement.

           5.1.3 By the Shareholder Because of Conditions Precedent. By the Shareholder, if any condition set forth in Section 4.2 hereof has not been met by the Closing Date and has not been waived in writing by the Shareholder and the party seeking to so terminate this Agreement is otherwise in compliance with its obligations under this Agreement.

           5.1.4 By the Purchaser or the Shareholder Because of Legal Proceedings. By the Purchaser or the Shareholder if any suit, action or other proceeding not brought by any of such parties hereto shall be pending or threatened by the federal or a state government before any court or governmental agency, in which it is sought to restrain, prohibit or otherwise affect the consummation of the transactions contemplated hereby and the party seeking to so terminate this Agreement is otherwise in compliance with its obligations under this Agreement.

           5.1.5 By the Purchaser or the Shareholder if Transactions Not Consummated. By either the Purchaser or the Shareholder, if the transactions contemplated by this Agreement shall not have been consummated on or before May 1, 1996 and the party seeking to so terminate this Agreement is otherwise in compliance with its obligations under this Agreement.

           5.1.6 By the Purchaser or the Shareholder for Defects. By either the Purchaser or the Shareholder if (1)(i) the aggregate Allocated Value (as hereinafter defined) of Properties with respect to which Marketable Title shall not exist at the Closing Date, shall exceed $480,000 or (ii) the aggregate remediation cost or other potential liability with respect to Environmental Defects shall exceed the liability accrued therefor on the Effective Date Balance Sheet (as defined in Section 6.1.1.1), plus $40,000, unless such Environmental Defects are Excluded Liabilities assumed by the Shareholder pursuant to Section 4.1.10; provided that the Purchaser shall have no right of termination under clause (ii) of this Section 5.1.6 if the Purchaser shall not have objected to the amount of liability accrued in the Effective Date Balance Sheet with respect to Environmental Defects as provided in Section 6.1.1.1 hereof and the (2) party seeking to so terminate this Agreement is otherwise in compliance with its obligations under this Agreement.

     5.2 Accomplishment of Termination. An election by the Purchaser to terminate this Agreement and abandon the transactions contemplated hereby as provided in Section 5.1 shall be exercised on behalf of the Purchaser by delivery to the Shareholder of a written instrument to that effect signed by the President or a Vice President of the Purchaser. An election by the Shareholder to terminate this Agreement and abandon the transactions contemplated hereby as provided in Section 5.1 shall be exercised by delivery to the Purchaser of a written instrument to that effect signed by the President or a Vice President of the Shareholder.

     5.3 Effect of Termination. If this Agreement is terminated pursuant to, and in accordance with the provisions of Section 5.1.1 or 5.1.5 hereof, then neither party hereto shall be under any liability to the other party pursuant to this Agreement. If this Agreement is terminated pursuant to any other provision of Section 5.1 hereof, then (i) the party so terminating this Agreement shall not have or be under any liability to the other party hereto, provided such terminating party has not breached any representation or warranty or failed to comply with any other agreement or covenant of such terminating party in this Agreement and (ii) such termination shall not in any way limit or restrict the rights and remedies of any party hereto against any other party hereto who has breached any of the agreements or other provisions of this Agreement prior to the termination hereof.

     5.4 Expense on Termination. If the transaction contemplated hereby is abandoned pursuant to and in accordance with the provisions of this Article V, all expenses of each party will be paid by the party incurring them.

     5.5 Waiver of Conditions. Any of the terms or conditions of this Agreement may be waived at any time in writing by the party which is entitled to the benefit thereof.

                                 ARTICLE VI
                                 ----------

                           Additional Agreements of
                       the Purchaser and the Shareholder

     6.1 Adjustments to Purchase Price: The following adjustments to the Purchase Price shall be made on or after the Closing Date, as indicated:

           6.1.1 Effective Date Working Capital Balance Adjustment. On the Closing Date the amount of the Purchase Price shall be (i) reduced by the Effective Date Working Capital Balance, if negative, or (ii) increased by the Effective Date Working Capital Balance, if positive, determined pursuant to the Effective Date Balance Sheet.

               6.1.1.1     Determination of Effective Date Working Capital
           Balance.   Attached hereto as Schedule 6.1.1.1 is a pro forma balance sheet (which excludes Excluded Assets and Excluded Liabilities) of REC and Subsidiary as at December 31, 1995 (the "Effective Date Balance Sheet") and a statement (which excludes Excluded Assets and Excluded Liabilities) of the Effective Date Working Capital Balance ("Balance Statement"). The Shareholder shall cause REC to (a) grant to the Purchaser, and its officers and authorized representatives, the continuing right, during normal business hours, to inspect REC's records and to consult with REC's officers, employees, attorneys and agents and (b) furnish the Purchaser with such additional financial and operating data as the Purchaser shall from time to time reasonably request, for the purpose of determining the accuracy of the Effective Date Balance Sheet and the Balance Statement. The Purchaser must raise any objections, and the Shareholder must propose any adjustments, to the amount of the Effective Date Working Capital Balance set forth in the Balance Statement on or before the Closing Date by notice in writing to the other party setting forth the basis for such objection or adjustment. If the Purchaser and the Shareholder reach an agreement with respect to the amount of the Effective Date Working Capital Balance, the payment of the Purchase Price adjustments pursuant to
           Section 6.1.1 shall be made in accordance with Section 6.1.1.3.

               6.1.1.2 Arbitration. In the event the Purchaser and the Shareholder do not mutually agree upon the amount of the Effective Date Working Capital Balance on or before the Closing Date, if the difference (the "Disputed Difference") between the amount which the Purchaser asserts is the Effective Date Working Capital Balance (the "Purchaser Balance") and the amount which the Shareholder asserts is the Effective Date Working Capital Balance (the "Shareholder Balance") is not greater than $240,000, the Effective Date Working Capital Balance shall be deemed to be the median between the Purchaser Balance and the Shareholder Balance (the "Deemed Working Capital Balance") for the purpose of consummating the transactions contemplated by this Agreement on the Closing Date. If the Shareholder and the Purchaser cannot then agree upon the actual Effective Date Working Capital Balance within 90 days after the Closing Date, the determination of the amount of the Effective Date Working Capital Balance shall be submitted to an independent certified public accountant mutually agreed upon by the Purchaser and the Shareholder and selected from among one of the six largest public accounting firms in the United States (the "Arbitration Accountant"). If the Purchaser and the Shareholder are unable to agree upon the selection of the Arbitration Accountant, each such party shall select a person who would qualify as the Arbitration Accountant; and those two persons shall determine the Arbitration Accountant. The determination by the Arbitration Accountant of the Effective Date Working Capital Balance shall be conclusive and binding on the parties hereto and shall be enforceable against any party hereto in any court of competent jurisdiction. Any costs and expenses incurred by the

           Arbitration Accountant pursuant to this Section 6.1 shall be borne the Shareholder and the Purchaser equally.

               6.1.1.3 Payment of Adjustment. If any dispute regarding, or objection or proposed adjustment to, the Effective Date Working Capital Balance (a "Balance Dispute") is resolved by agreement of the parties on or before the Closing Date, appropriate adjustments to the cash portion of the Purchase Price shall be made on the Closing Date in accordance with Section 6.1.1. If a Balance Dispute is resolved after the Closing Date, whether by mutual agreement or by the Arbitration Accountant, a post-closing Purchase Price adjustment shall be made, and pursuant thereto, the party owing payment to the other shall make such payment within 15 days after an agreement is reached or the Arbitration Accountant notifies the parties of its determination of the Effective Date Working Capital Balance.

               6.1.1.4 Sole Remedy. The Purchase Price adjustment pursuant to this Section 6.1.1 shall be the sole remedy for any breach of the Shareholder's representations and warranties contained in Section 2.2.8.

           6.1.2.1 Title Defect Adjustment. The Purchase Price has also been computed on the assumption that REC's and the Subsidiary's title to the Properties is Marketable Title. In the event that the Purchaser asserts a Title Defect with respect to a Property (or any portion thereof or interest therein) prior to the Closing Date and requests that such Title Defect be cured, the Shareholder shall have the option to either (i) assert its right to consummate the transactions contemplated by this Agreement pursuant to Section 6.1.3, (ii) cause such Title Defect to be cured by the Shareholder to the satisfaction of the Purchaser prior to the Closing Date, with the Shareholder bearing the cost thereof, or (iii) cause the affected Property (or any portion thereof or interest therein) to be transferred to the Shareholder or its designee effective as of the Effective Date, in which latter event the Purchase Price shall be reduced by the value allocated to such Property as agreed by the Shareholder and the Purchaser and set forth on Schedule 2.2.7.1 (the "Allocated Value"); provided that if only a portion of a Property or an interest therein is affected by the Title Defect, the reduction shall be computed by multiplying the Allocated Value of the Property by a fraction, the numerator of which is the Net Revenue Interest so affected and the denominator of which is the Net Revenue Interest of the Property as set forth in Schedule 2.2.7.1 (the "Adjustment Fraction").

           6.1.2.2     Deemed Temporary Waiver of Property Title Defects and
     Subsequent Cure or Price Adjustment or Retransfer.   If, prior to the
     Closing Date, the Purchaser asserts Title Defects affecting Properties (or any portion thereof or interest therein) having aggregate Allocated Values of less than $480,000 and, notwithstanding the Shareholder's compliance with Section 3.1.6, the Title Defect cannot be cured to the satisfaction of the Purchaser prior to the Closing Date, then the Purchaser shall be deemed, solely for the purpose of this Section 6.1.3, to have temporarily waived Marketable Title to such Property(s), and no adjustment shall be made to the Purchase Price at or prior to the Closing Date; provided, however, that if with respect to any such property the Shareholder has not established at its own expense Marketable Title within 90 days following the Closing Date (the "Final Title Curative Date"), then the Shareholder shall pay to the Purchaser on the first business day following the Final Title Curative Date the Allocated Values of all such Properties as to which Marketable Title has not been established; and thereupon the Purchaser shall concurrently with such payment cause REC to transfer such property(s) to the Shareholder or its designee effective as of the Effective Date. The transfer document shall convey to the Shareholder all of the interests of REC in such Property(s) as they existed on the Effective Date, but otherwise without warranty, together with full rights of subrogation. If however, only a portion of a Property or an interest therein is affected by the Title Defect, the amount to be paid by the Shareholder to the Purchaser shall be calculated by multiplying the Allocated Value of the Property by the Adjustment Fraction and the Purchaser shall reconvey to the Shareholder, on the terms set forth above, the portion of the Property affected by the Title Defect.

           6.1.2.3 Form of Adjustment. The full amount of any adjustment pursuant to Section 6.1.2 shall be applied to the Purchase Price.

           6.1.2.4 NRI Underage Netted Against NRI Overage. In the event that before the Closing Date it is discovered that (i) Marketable Title with respect to a Property is less than the respective Net Revenue Interest of REC or Subsidiary as applicable set forth on Schedule 2.2.7.1 (the "Overstated Property"), and (ii) Marketable Title with respect to a Property (the "Understated Property") is greater than the respective Net Revenue Interest of REC or Subsidiary as applicable set forth on Schedule
     2.2.7.1 (the "Stated NRI"), then any Purchase Price adjustment or other payment to the Purchaser as the result of Title Defects on any Overstated Properties shall be net of an amount determined by multiplying the respective Allocated Value of the Understated Property by a fraction, the numerator of which is the net amount by which the actual Net Revenue Interest to such property exceeds the Stated NRI of such property and the denominator of which is the Stated NRI of such property. If either party makes a discovery of the type described in this Section such party shall promptly notify the other party of such discovery.

           6.1.3 Adjustment for Intercompany Indebtedness. To the extent that any indebtedness of the Shareholder to REC or Subsidiary remains unpaid as of the Closing Date as permitted by this Agreement, before Closing, at the Shareholder's option, either the Shareholder shall cause the full amount thereof to be repaid before Closing, or a dollar-for-dollar reduction in the Purchase Price shall be made at Closing in the amount and in full payment of all such indebtedness. To the extent that any indebtedness of REC or Subsidiary to the Shareholder remains unpaid as of the Closing Date which indebtedness shall have previously been approved by the Purchaser in writing, before Closing, at the Purchaser's option, either REC shall cause the full amount thereof to be repaid before Closing, or a dollar-for-dollar increase in the Purchase Price shall be made at Closing in the amount and in full payment of all such indebtedness. For purposes of Sections
     2.2.13.11 and 3.1.4(viii) and this Section 6.1.3, "Shareholder" shall include its subsidiaries other than REC and Subsidiary.

           6.1.4 Adjustment for Certain Costs. Beginning on the Effective Date and thereafter, the Shareholder (or its subsidiaries other than REC and Subsidiary) shall bear all costs and expenses in respect of (i) the principal offices occupied by the Shareholder and certain of its subsidiaries (including REC and Subsidiary) located at 2401 Post Oak Boulevard, Suite 400, Houston, Texas 77056 (the "Premises") pursuant to that certain Lease Agreement, dated April 7, 1993, as amended, between Westlake Post Oak Center, Ltd., as lessor, and the Shareholder, as lessee,
     (ii) all utilities, maintenance, communications and reproduction provided to, or conducted at, the Premises, (iii) the Excluded Assets, and (iv) the Excluded Liabilities. Accordingly, to the extent that REC or Subsidiary pays any such costs and expenses before Closing ("Reimbursable Amounts"), the cash portion of the Purchase Price shall be reduced at Closing on a dollar-for-dollar basis for the aggregate Reimbursable Amounts. If (i) at Closing, the Shareholder and the Purchaser cannot agree on the amount of the Reimbursable Amounts, or (ii) after Closing, the Purchaser discovers Reimbursable Amounts for which no Purchase Price adjustment was so made, then such Reimbursable Amounts shall be treated as Inter-Company Payables pursuant to Section 6.2 of this Agreement and settlement thereof governed thereby.

     6.2 Post-Closing Payments. As used herein, the term "Reunion Group" means the Shareholder and each subsidiary of the Shareholder (other than REC and the Subsidiary), and the term "REC Group" means REC and the Subsidiary. The parties to this Agreement recognize that the ongoing oil and gas operations of the REC Group may result in the creation of accounts payable and accounts receivable between the Reunion Group and the REC Group until the Closing Date. The Shareholder and the Purchaser shall determine the net amount of any such payables (net of any receivables) between the Reunion Group and the REC Group as of the Closing Date (the "Inter-Company Payables") within 30 days after the Closing Date. If the amount of the Inter-Company Payables have not been determined to the mutual satisfaction of the Purchaser and the Shareholder within such 30-day period, the Purchaser and the Shareholder shall each endeavor in good faith to agree upon the amount of the Inter-Company Payables. If such parties fail to reach mutual agreement within ten days after the 30-day period, a determination of the amount of the Inter-Company Payables shall be made by an Arbitration Accountant selected in the manner provided by the provisions of Section 6.1.1.2. The determination by the Arbitration Accountant of the Inter-Company Payables shall be conclusive and binding on the parties hereto and shall be enforceable against any party hereto in any court of competent jurisdiction. Any costs and expenses incurred by the Arbitration Accountant pursuant to this Section 6.2 shall be borne by the Shareholder and the Purchaser equally. Within 15 days after the amount of the Inter-Company Payables is determined, whether by mutual agreement or by the Arbitration Accountant, payment of the Inter-Company Payables shall be made as follows: if the Inter-Company Payable is owed by the Reunion Group to the REC Group, the Shareholder shall be obligated to make a payment in the amount of the Inter-Company Payable to the Purchaser, and if the Inter-Company Payable is owed by REC Group to the Reunion Group, the Purchaser shall be obligated to make a payment in the amount of the Inter-Company Payable to the Shareholder.

     6.3 Survival of Representations and Warranties. Except as noted below, all of the representations and warranties made (other than those contained in Section 2.2.8) in this Agreement shall be continuing (but only as of the dates made or deemed made) and shall survive the Closing Date and the transactions contemplated hereby, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that any claim must be asserted by delivery of notice in writing (a "Claim Notice") (i) in respect of any representation or warranty contained in Sections 2.2.7.4 and 2.2.7.5 [Title] within 240 days from the Closing Date; (ii) in respect of any representation of a warranty contained in Section 2.2.15.1 [Environmental], within 180 days from the Closing Date; and
(iii) with respect to any other representation or warranty contained in Section 2.2., within one year from the Closing Date. The Claim Notice shall contain reasonable detail concerning the claim, together will all information related to such claim and the property, if any, affected thereby. A Claim Notice, if timely made, shall preserve the Purchaser's rights to indemnification under
Section 6.4.1 hereof with respect to such claim until same is settled or satisfied or the relevant statute of limitations expires, notwithstanding the expiration of the Survival Period with respect thereto. The respective period during which any alleged breach of representation or warranty must be asserted pursuant to the foregoing provisions is hereinafter called the "Survival Period." Notwithstanding any other provision of this Agreement, any Purchase Price adjustment made or liability included in determining the Effective Date Working Capital Balance (as may be adjusted pursuant to Section 6.1.1.1) in respect of any breach or inaccuracy of any representation or warranty contained in this Agreement shall constitute full and final satisfaction of all claims in respect of such breach or inaccuracy. Notwithstanding anything to the contrary above or below, (x) the representations, warranties, covenants and indemnifications made herein with respect to U.S. federal income tax matters (including liabilities for taxes, penalties and interest) shall survive the Closing Date and shall terminate if, and only to the extent of, the expiration of the statute of limitations applicable to the taxable year of the REC Group including the Tax Effective Date (the "Tax Survival Period"), and (y) the other covenants contained in Section
6.6 hereof shall survive the Closing Date. Except as set forth above, the representations and warranties contained in this Agreement or made pursuant hereto shall not survive the Closing Date.

     6.4   Limited Indemnification.

           6.4.1 By the Shareholder. The Shareholder shall indemnify and hold harmless the Purchaser, its directors, officers and shareholders, to the extent such indemnified persons are not responsible for Losses (defined below) indemnified against pursuant hereto, for the full amount of all losses, claims, expenses or liabilities (including reasonable attorneys' fees in respect of all third party claims and any disputed claims (collectively, "Losses"), arising from or having some reasonable relation to (a) a claim asserted during the appropriate Survival Period by or against REC, the Subsidiary or the Purchaser and relating to a breach of any of the representations, warranties or covenants made by the Shareholder in this Agreement or in any of the Related Agreements, (b) the Excluded Assets or Excluded Liabilities; (c) the lawsuit styled Reunion Resource Company v. Bargo Energy Company, et al., Cause No. 96-001866 in the 334th Judicial District Court of Harris County, Texas.

           6.4.2 Indemnification Procedure. Promptly upon the discovery of facts giving rise to a claim for indemnity under Section 6.4.1 or the receipt of notice of any claim, judicial or otherwise, with respect to any matter as to which indemnification may be claimed under Section 6.4.1, the indemnified party shall give written notice thereof to the indemnifying party together with such information respecting such matter as the indemnified party shall then have; provided, however, that the failure of the indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligations, to the extent the indemnifying party is not materially prejudiced thereby. If indemnification is sought with respect to a third-party (i.e., one who is not a party to this Agreement) claim asserted or brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense thereof, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party. After such notice from the indemnifying party to such indemnified party of its election to so assume the defense of such a third-party claim, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, other than reasonable and necessary costs of investigation, unless the indemnifying party has failed to assume and diligently prosecute the defense of such third-party claim and to employ counsel reasonably satisfactory to such indemnified person. An indemnifying party who elects not to assume the defense of a third-party claim shall not be liable for the fees and expenses of more than one counsel in any single jurisdiction for all parties indemnified by such indemnifying party with respect to such claim or with respect to claims separate but similar or related in the same jurisdiction arising out of the same general allegations. Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying party fails to select counsel reasonably satisfactory to the indemnified party or if counsel fails to diligently prosecute, the expenses of such defense to be paid by the indemnifying party. No indemnifying party shall consent to entry of any judgment or enter into any settlement with respect to a claim without the consent of the indemnified party, which consent shall not be unreasonably withheld. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action the defense of which has been assumed by an indemnifying party without the consent of such indemnifying party, which consent shall not be unreasonably withheld.

           6.4.3 Thresholds. Except as set forth below, no claim for Losses shall be made by the Purchaser until such time as the aggregate amount of all claims for Losses of the Purchaser exceeds $160,000 provided, however, if such threshold is met, the Purchaser shall be entitled to indemnification for the total amount of all such claims for Losses pursuant and subject to Section 6.3 and this Section 6.4. Notwithstanding the foregoing, this Section 6.4.3 shall not apply to the obligations of the Shareholder (i) arising out of or related to a willful or intentional misrepresentation or breach by the Shareholder; or (ii) pursuant to Sections 6.4.1(b) or 6.4.1(c) above and, in the case of (i) and (ii), the Purchaser shall be entitled to reimbursement for all Losses associated therewith without any requirement to meet the threshold described in this section and in the case of (ii), such reimbursement shall not count against the threshold. Notwithstanding any other provision of this Agreement, except for indemnifiable Losses under Section 6.4.1(b) (Excluded Assets and Excluded Liabilities) and 6.4.1(c) (Bargo litigation), the Shareholder's liability in respect of any breach by the Shareholder of this Agreement, including any misrepresentation by the Shareholder hereunder, shall not exceed the Purchase Price, as adjusted pursuant to this Agreement, and the Shareholder shall have no liability whatsoever to the Purchaser or any other persons which Shareholder has agreed to indemnify hereunder for any claims in respect of Losses which individually or in the aggregate exceed such amount.

     Indemnification under this Section 6.4 and Section 6.6 shall be the exclusive remedy of the Purchaser and such other indemnified persons for any breach by the Shareholder of this Agreement, including any misrepresentation by the Shareholder hereunder.

     6.5 Change of Name. The Purchaser agrees that, as soon as practicable after the Closing Date, and in any event within 90 days after the Closing Date, the Purchaser will cause a Certificate of Amendment to the Certificate of Incorporation of REC and Subsidiary to be filed with the Secretary of State of Delaware (and such other governmental offices as are necessary), to effect a change in the name of REC and Subsidiary to a name not including the words "Reunion" or "Buttes." The Purchaser shall cause to be removed the names and marks used by REC and Subsidiary containing the words "Reunion" and/or "Buttes" and all variations and derivatives thereof and logos relating thereto from the assets of REC and Subsidiary and will not thereafter make any use nor permit others to make any use whatsoever of such names, marks or logos.

     6.6   Deconsolidation.

           6.6.1 Purchaser Indemnification. The Purchaser shall indemnify and hold harmless each member of the Reunion Selling Group against any federal income tax liability realized (including without limitation, deficiencies, interest and penalties) relating to REC or any consolidated group of which REC is a member, for any taxable period commencing after the Tax Effective Date. Notwithstanding Section 6.3 hereof, if any member of the Reunion Selling Group is entitled to indemnification pursuant to this Section 6.6.1 and if such indemnified person shall realize a tax benefit related to a prior indemnification (whether by way of deduction, credit or otherwise) which reduces its federal income tax liability or increases a federal income tax refund for a given period (a "Tax Benefit") relating to a tax period subject to the indemnification in this Section 6.6.2, the Shareholder shall pay to the Purchaser promptly after recognition of such Tax Benefit an amount equal to such Tax Benefit up to the amount of indemnification received; provided, however, that if such Tax Benefit is subsequently disallowed, the Purchaser shall repay to the Shareholder the amount by which such Tax Benefit is reduced.

           6.6.2 Shareholder Indemnification. The Shareholder shall be liable for and shall indemnify and hold harmless the Purchaser and its consolidated subsidiaries (including REC and Subsidiary) from and against all amounts of any realized liabilities for federal income taxes (including, without limitation, deficiencies, interest and penalties) of REC and the Subsidiary for any taxable period ending before or including the Tax Effective Date (including any liability that arises because any such corporation ceases on the Tax Effective Date to be a member of the Reunion Group) and any such taxes of the Reunion Selling Group for any taxable year or period ending prior to, on or subsequent to the Tax Effective Date. Notwithstanding
     Section 6.3 hereof, if the Purchaser, REC or Subsidiary is entitled to indemnification pursuant to this Section 6.6.2 and if such indemnified person shall realize a Tax Benefit relating to a tax period subject to the indemnification in this Section 6.6.2, the Purchaser shall pay to the Shareholder promptly after recognition of such Tax Benefit an amount equal to such Tax Benefit up to the amount of indemnification received; provided, however, that if such Tax Benefit is subsequently disallowed, the Shareholder shall repay to the Purchaser the amount by which such Tax Benefit is reduced.

           6.6.3 Income Tax Returns. The Shareholder represents, warrants and covenants that:

               (i) The Common Parent shall prepare and file, in a timely fashion, all appropriate and necessary federal, state and other income or franchise tax returns, reports and estimates, the filing of which is required for the lawful conduct of business ("Income Tax Returns") which include, on a consolidated or any other reporting basis, the results of operations of REC and Subsidiary for all periods ending prior to or on the Tax Effective Date ("Operations"). Common Parent shall pay or discharge any and all federal, state or local income or franchise taxes, assessments, interest, penalties or deficiencies, including the tax liability of any member or former member of the Reunion Group, however measured, for which REC Subsidiary may be held liable as a result of Income Tax Returns required to be filed by or on behalf of REC and Subsidiary with respect to any taxable periods or years ending prior to or on the Tax Effective Date ("Income Taxes"). Without limitation, Income Taxes shall include taxes incurred by REC or Subsidiary as a result of the Recapitalization.

               (ii) Any and all consolidated federal income tax agreements and any and all other agreements with respect to any taxes imposed by any taxing jurisdiction executed between or agreed to by REC and Subsidiary and the Common Parent or any subsidiary of the Common Parent which relate to a payment by or to REC or Subsidiary with respect to its Income Taxes, and which is continuing in effect will be terminated without liability to either party and shall be void, effective as of the Closing Date.

               (iii) The Common Parent will make all computations, allocations, determinations and elections affecting the Reunion Group in accordance with the provisions of the Treasury regulations promulgated under Section 1502 of the Code, in particular, Treas. Reg. 1 502-76; provided, however, that no such action which would have any impact on REC or Subsidiary (including, but not limited to, the allocation of tax attributes among the members of the Reunion Group) shall be taken without the Purchaser's prior written consent. The permanent books and records of REC and Subsidiary shall he maintained in such a way that Operations shall be reflected in such books and records.

           6.6.4 Tax Audits. The Common Parent shall be responsible for any audit or other proceeding involving a taxable period ending on or prior to the Tax Effective Date which involves a federal or state Income Tax liability of REC or the Subsidiary. The Purchaser, REC and the Common Parent shall cooperate with each other in the conduct of any audit or other proceedings.

           6.6.5 Cooperation. The Purchaser agrees to give to the Common Parent prompt written notice of any claim, demand, action, suit, proceeding, audit or assessment raised, brought, threatened, made or commenced against any REC or Subsidiary that relates to any mater to which the foregoing indemnification provisions shall apply and agrees further, except as provided below, not to make any admission or effect any settlement with respect to any such claim without the consent of the Common Parent.

           6.6.6 Defense by the Common Parent. If any claim shall be made or any action or proceeding shall be commenced against the Purchaser, REC or Subsidiary in respect of any liability, obligation, or claim to which the foregoing indemnity relates, the Common Parent shall have the right, at its own expense, to undertake the defense of any such claim, action, or proceeding by written notice given to the Purchaser at any time before the final determination thereof, and the Common Parent shall further have the right in its sole discretion to settle any such claim, action or proceeding by payment to the complainant; provided, however, that the Common Parent shall not be entitled to assume the contest of such claim if the Purchaser shall waive its right to indemnification hereunder with respect to such claim.

           6.6.7 Assumption of Defense. If the Common Parent shall, within a reasonable time after receipt of notice by the Purchaser, fail to defend a claim subject to this indemnification, the Purchaser shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk, of the Common Parent.

           6.6.8 Other Tax Matters. The Shareholder and the Purchaser hereby covenant and agree that:

               (i) Except as otherwise provided above, the Purchaser or REC shall timely prepare and file, or cause to be timely prepared and filed, all applicable state and local tax returns or other similar reports for all taxes of REC and the Subsidiary which relate to taxable periods ending subsequent to the Tax Effective Date and are due subsequent to the Tax Effective Date, but which relate to periods or transactions which elapsed or occurred on or prior to the Tax Effective Date. REC shall pay or cause to be paid any and all taxes due as a result of the tax returns or reports required to be filed pursuant to the preceding sentence. The Shareholder shall reimburse REC for any taxes paid in connection with returns filed pursuant to this Section 6.6.8(i) attributable to state and local taxes for (x) operations of the Reunion Selling Group prior to or including the Tax Effective Date, (y) the deemed sale of the assets of REC and Subsidiary on the Tax Effective Date including any liability that arises because any such corporation ceases on the Tax Effective Date to be a member of the Reunion Group), and (z) the period from the Effective Date to the Tax Effective Date if any.

               (ii) Except as provided in Section 6.6.8(i) above, all liabilities for taxes other than federal income taxes relating to periods ending prior to or on the Tax Effective Date shall be deemed Losses subject to the provisions of Section 6.4.1.

     6.7 (S)338(h)(10) Election. At the Purchaser's option exercised by delivering written notice thereof before the Closing Date, the Shareholder and the Purchaser shall timely make a joint election pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treas. Reg.
(S) 1.33(h)(10)-1T(d)(1) for federal, state and local income tax purposes with respect to the Purchaser's purchase from the Shareholder of the Shares such that
(i) REC and Subsidiary will be treated as having sold all of its assets in a single transaction immediately prior to the purchase and sale of the Shares on the Closing Date and while a member of the group of persons included in the Shareholder's tax reports, statements and returns ("Shareholder Group"), with the

Shareholder recognizing all gain or loss with respect thereto, and (ii) the Shareholder will recognize no gain or loss with respect to its sale of the Shares to the Purchaser. The election will include the execution and filing of Internal Revenue Service Form 8023-A pursuant to the requirements thereof. If the Purchaser determines that such election is to be made, the Purchaser shall, within 60 days after the Closing Date, provided to the Shareholder an allocation of the deemed purchase price among REC's and Subsidiary's assets in compliance with Temp. Treas. Reg. (S) 1.338(b)-2T(b), which shall be binding upon the Purchaser and the Shareholder unless the Shareholder delivers to the Purchaser a written objection to such allocation within 80 days after the Closing Date. If the Purchaser and the Shareholder are unable to agree on such allocation within 90 days after the Closing Date, then Coopers & Lybrand, L.L.P., Houston, Texas, shall make a binding determination with respect to such allocation, the fees and expenses of which shall be paid equally by the Shareholder and the Purchaser.

     6.8 Books and Records. Immediately after the Closing Date, the Shareholder will deliver to the Purchaser all books, papers, files and records (including the corporate minute books and corporate seals, personnel records, financial statements and related work papers) that relate to REC and the Subsidiary that are in the possession of the Shareholder or any agent thereof and not in the possession of REC or the Subsidiary.

     6.9 Books and Records: Access. Unless otherwise consented to in writing by Shareholder, for a period of seven years after the Closing Date, the Purchaser shall not destroy or otherwise dispose of any original books or records of REC or the Subsidiary relating to the business of REC or the Subsidiary for any accounting period ended on or before the Closing Date without first offering to surrender such books and records to the Shareholder, and shall maintain such books and records in good condition in a reasonably accessible location. Upon reasonable prior notice, the Purchaser shall afford the Shareholder reasonable access during normal business hours to examine and copy such books and records for any commercially reasonable purpose.

     6.10 Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws, to use all reasonable efforts promptly to take or cause to be taken all action and to promptly do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, through the occurrence of the Closing Date or a termination of this Agreement pursuant to and in accordance with the requirements of Section 5.1 and
5.2 hereof, the parties shall use their reasonable best efforts to obtain and make all consents, approvals, assurances and filings of or with third parties and governmental entities necessary or advisable for the consummation of the transactions contemplated by this Agreement. Each party shall cooperate with the other in good faith to help the other satisfy its obligations hereunder.

                                 ARTICLE VII

                                 Miscellaneous
                                 -------------

     7.1 Entirety. This Agreement embodies the entire agreement between the parties and there have been and are no agreements, representations, or warranties between the parties other than those set forth herein or those provided for herein.

     7.2 Counterparts. Any number of counterparts thereof may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

     7.3 Notices and Waivers. Any notice or waiver to be given to any party hereto shall be in writing and shall be deemed to have been duly given if delivered by courier, or sent by prepaid full rate telegram or facsimile transmission: (i) if to the Purchaser, addressed to Tribo Petroleum Corporation, 1100 Louisiana, Suite 2880, Houston, Texas 77002 (or at 713-659-5436 if by fax), attention: Richard Bowman, with a copy to Keck, Mahin & Cate, 1001 Fannin, Suite 1200, Houston, Texas 77002 (or at 713-650-1700 if by fax), attention:
Barry Davis; or (ii) if to the Shareholder, addressed to Reunion Resources Company at One Stamford Landing, 62 Southfield Ave., Stamford, Connecticut 06902 (or at 203-967-3923 if by fax), attention: Richard L. Evans, with a copy to Porter & Hedges, L.L.P., 700 Louisiana Street, 35th Floor, Houston, Texas 77002 (or at 713-228-1331 if by fax), attention: T. William Porter.

     7.4 Captions. The table of contents and captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any Article, Section, Paragraph or Clause hereof.

     7.5 Successors and Assigns. Except as prohibited below, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto. The rights, duties and obligations of the Shareholder hereunder shall bind, inure to the benefit of, and be enforceable by Reunion Industries, Inc., upon consummation of the Merger and the Shareholder shall not be deemed to have breached any provision of this Agreement as a result of the consummation of such Merger. Before Closing, the Purchaser may assign its rights and delegate its duties hereunder to the Permitted Sub, which shall be a corporation which is incorporated under the laws of any state of the United States of America and which is and remains a wholly-owned subsidiary of the Purchaser until the Note is paid in full, and the Purchaser shall not be deemed to have breached any provision of this Agreement as a result of the assignment to, and the assumption by, the Permitted Sub. Except as permitted above, before Closing for so long thereafter as any amount owed under the Note remains unpaid, neither the Purchaser's nor the Shareholder's rights and duties under this Agreement are assignable or delegable to any person or entity without the other parties' prior written consent.

     7.6 Severability. If any term, provision, covenant, or restriction of this Agreement is held by the final, nonappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants, and restrictions without including any of such which may be hereafter declared invalid, void, or unenforceable.

     7.7 Applicable Law. This Agreement shall be governed and enforced in accordance with the internal law, and not the law of conflicts of the State of Texas.

     7.8 Fees and Expenses. The Purchaser shall bear all of its legal and accounting fees, engineering fees and expenses, travel expenses and other costs and expenses incurred by it in connection with the negotiation of this Agreement and the transactions contemplated hereby; and the Shareholder shall bear all of the legal expenses and other costs and expenses incurred by the Shareholder, REC, Subsidiary or any of their respective affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby.

     7.9 Further Assurances. After the Closing Date, the Purchaser shall and shall cause REC to, and the Shareholder shall execute, acknowledge and deliver all such instruments, certificates, deeds and other documents as may be necessary or appropriate to further effect, formalize or finalize the transactions contemplated by this Agreement or which were effected or instituted prior to this Agreement; provided that such transactions do not result in a breach of any of the representations or warranties herein contained. If after the Closing Date, the Shareholder or any of its subsidiaries other than REC or Subsidiary receives any third-party payment which should have been directed to REC or Subsidiary, the Shareholder shall promptly, without offset, cause each such payment to be transferred to the party who is entitled to receive the same in care of the Purchaser. If after the Closing Date, the Purchaser, REC or Subsidiary receives any third-party payment which should have been directed to the Shareholder or any of its subsidiaries other than REC or Subsidiary, the Purchaser shall promptly, without offset, cause each such payment to be transferred to the party who is entitled to receive the same in care of the Shareholder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in their respective names by their respective duly authorized representatives as of the day and year first above written.


                                   REUNION RESOURCES COMPANY
                                   ("Shareholder")


                                   By: /s/ Richard L. Evans
                                      ---------------------------------------
                                       Richard L. Evans,
                                       Executive Vice President

                                   TRIBO PETROLEUM CORPORATION
                                   ("Purchaser")


                                   By: /s/ Richard Bowman
                                      ---------------------------------------
                                       Richard Bowman, President

                       List of Exhibits and Schedules to
                 Stock Purchase Agreement, dated April 2, 1996,
       between Tribo Petroleum Corporation and Reunion Resources Company


                                    EXHIBITS
                                    --------


Exhibit A   Form of Subordinated Promissory Note Due 1996, in original principal amount of $1,700,000, by Tribo Petroleum Corporation to Reunion
            Resources Company

Exhibit B   Form of Pledge Agreement between Tribo Petroleum Corporation, as pledgor, and Reunion Resources Company

Exhibit C   Form of Guaranty by Tribo Petroleum Corporation for the benefit of
            Reunion Resources Company

Exhibit D   Form of Transition Agreement between Tribo Petroleum Corporation and
            Reunion Resources Company



                                   SCHEDULES
                                   ---------

Schedule 2.1.4       Conflicting Agreements of Purchaser

Schedule 2.1.5       Litigation and Investigations of Purchaser

Schedule 2.2.7.1 Oil, gas and mineral properties of REC and Subsidiary and Purchaser's Allocated Value; and Title Defects Waived by Purchaser (includes production imbalances and gas sales contracts)

Schedule 2.2.7.3(A)  Prospect Inventory of REC Subsidiary

Schedule 2.2.7.3(B)  Excluded Assets of REC

Schedule 2.2.7.5 Sales Contracts of REC and Subsidiary not terminable within 90 days

Schedule 2.2.7.6     Exceptions (RE: Leases and Wells)

Schedule 2.2.7.7     Encumbrances on Sales or Receipt of Revenue

Schedule 2.2.7.8     Joint Operations and Expenses

Schedule 2.2.9 Deferred lease obligations of REC and Subsidiary and Excluded Liabilities

Schedule 2.2.10      Litigation and Investigation - REC and Subsidiary

Schedule 2.2.11      Guaranties and Contingent Obligations of REC and Subsidiary

Schedule 2.2.15.1 Violations by REC or Subsidiary of certain environmental laws

Schedule 2.2.15.2    Violations by REC or Subsidiary of other laws

Schedule 2.2.19      Conflicting Agreements of Shareholder, REC and Subsidiary

Schedule 2.2.20      Insurance Policies and Principal Amounts

Schedule 2.2.24      Reserve Reports

Schedule 2.2.25      Material contracts of REC and Subsidiary

Schedule 2.2.26      Tax Audits of REC, Subsidiary or affiliated groups

Schedule 2.2.28      Financial Statements

Schedule 3.1.4 Permitted capital expenditures and commitments of REC and Subsidiary

Schedule 6.1.1.1     Effective Date Balance Sheet and Balance Statement

                                       2